Filed Pursuant to Rule 424(b)(5)
Registration No. 333-158623

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 9, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 14, 2009)

4,000,000 Shares

Common Stock

We are selling 4,000,000 shares of our common stock.

We have granted the underwriters an option to purchase up to 600,000 additional shares of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “SUI.” The last reported sale price of our common stock on the New York Stock Exchange on January 6, 2012 was $37.50 per share.

To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% on our common stock. See “Description of Common Stock—Restrictions on Ownership” beginning on page S-27 of this prospectus supplement.

Investing in our common stock involves a high degree of risk. Before buying any of these shares you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-17 of this prospectus supplement, page 3 of the accompanying prospectus and page 7 of our Annual Report on Form 10-K for the year ended December 31, 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to us (before expenses)	$	$

The underwriters expect to deliver the shares to purchasers on or about January    , 2012 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers

Citigroup	BofA Merrill Lynch

January    , 2012

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of our common stock. The second part, which is the accompanying prospectus, provides more general information about us and our securities, some of which may not apply to this offering. Both this prospectus supplement and the accompanying prospectus include important information about us and our common stock, and other information of which you should be aware before investing in our common stock. This prospectus supplement and the information incorporated by reference in this prospectus supplement also adds to, updates and changes information contained or incorporated by reference in the accompanying prospectus. If information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference therein, then this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede the information in the accompanying prospectus and the documents incorporated by reference therein.

You should read this prospectus supplement, the accompanying prospectus and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before you make a decision to invest in our common stock.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us. Neither we nor the underwriters have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriters are making an offer of these securities under any circumstance or in any jurisdiction where the offer is not permitted or unlawful. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by or on behalf of us is accurate only as of their respective dates, and that any information in documents that we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement, the accompanying prospectus, and the information incorporated herein and therein by reference includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Sun,” “we,” “us,” “our” or similar references mean Sun Communities, Inc., a Maryland corporation, and its subsidiaries, including Sun Communities Operating Limited Partnership, a Michigan limited partnership, or the Operating Partnership, and Sun Home Services, Inc., a Michigan corporation, or SHS.

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SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents we incorporate by reference. This summary is not intended to be a complete description of the matters covered in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read and consider this entire prospectus supplement and the accompanying prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus supplement beginning on page S-17, in the accompanying prospectus beginning on page 3 and in our Annual Report on Form 10-K for the year ended December 31, 2010 beginning on page 7, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus when making an investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” on page S-58 of this prospectus supplement.

Company Overview

We are a self-administered and self-managed real estate investment trust, or REIT. We own, operate, and develop manufactured housing communities concentrated in the midwestern, southern and southeastern United States. We are a fully-integrated real estate company which, together with our affiliates and predecessors, have been in the business of acquiring, operating and expanding manufactured housing communities since 1975. As of September 30, 2011, we owned and operated a portfolio of 155 properties located in 18 states, which we collectively refer to herein as the Properties, and individually as a Property, including 140 manufactured housing communities, five recreational vehicle, or RV, communities, and 10 properties containing both manufactured housing and RV sites. As of September 30, 2011, the Properties contained an aggregate of 53,713 developed sites comprised of 47,574 developed manufactured home sites and 6,139 RV sites and approximately 6,200 manufactured home sites suitable for development. We lease individual parcels of land, or sites, with utility access for placement of manufactured homes and RVs to our customers. The Properties are designed to offer affordable housing to individuals and families, while also providing certain amenities.

We are engaged through SHS, a taxable REIT subsidiary, in the marketing, selling, and leasing of new and pre-owned homes to current and future residents in our communities. The operations of SHS support and enhance our occupancy levels, property performance and cash flows.

Structured as an umbrella partnership REIT, or UPREIT, the Operating Partnership is the entity through which we conduct substantially all of our operations, and which owns, either directly or indirectly through SHS and other subsidiaries, all of our assets. This UPREIT structure enables us to comply with certain complex requirements under the Federal tax rules and regulations applicable to REITs, and to acquire manufactured housing communities in transactions that defer some or all of the sellers’ tax consequences. We are the sole general partner of, and, as of September 30, 2011, held approximately 91.3% of the interests (not including preferred limited partnership interests) in, the Operating Partnership. The interests in the Operating Partnership held by the partners are referred to herein as OP Units. See “—Structure of the Company.”

Recent Developments

Florida Acquisition

On December 16, 2011, we acquired from Club Naples RV Resort LLC, Kountree RV Resort LLC and North Lake RV Resort LLC three RV communities, which we refer to as the “Acquired Florida Properties,” as well as certain personal property and other associated intangibles, and entered into customary non-competition agreements with the principals of the sellers, for an aggregate purchase price of $25.0 million. The Acquired

Florida Properties, two of which are located in Naples, Florida and one of which is located in Moore Haven, Florida, consist of an aggregate of 770 RV sites. We funded $8.0 million of the purchase price with borrowings from our senior secured revolving credit facility with Bank of America, N.A., an affiliate of one of the underwriters of this offering, and certain other lenders, including Citibank, N.A., an affiliate of one of the underwriters of this offering, as further described below. We funded the remainder of the purchase price from the proceeds of a $17.0 million loan secured by the Acquired Florida Properties, which we refer to as the “Florida Acquisition Loan,” and which is described in more detail below.

In addition, we entered into three separate purchase agreements, dated as of November 16, 2011, as amended on November 29, 2011, with Blue Berry Hill RV LLC, Blue Berry Hill RV SPE LLC, Grand Lake RV and Golf Resort LLC and Three Lakes RV Park, LLC, to acquire three additional RV communities, which we refer to as the “Remaining Florida Properties,” as well as certain personal property and other associated intangibles. The Remaining Florida Properties are located in central Florida and consist of an aggregate of 1,124 RV sites. At the closing, we will enter into customary non-competition agreements with the principals of the sellers and enter into an asset purchase agreement with Morgan RV Park Management, LLC and Ideal Cottage Sales LLC, which are management companies affiliated with the sellers, pursuant to which we will acquire substantially all of the assets of those entities. We will pay an aggregate purchase price of $25.0 million for all of the assets in these transactions. In addition to the customary closing conditions, the closing of these transactions is also subject to the approval of a third-party investor and the approval of the senior lender of a loan facility secured by an asset base that includes, but is not limited to, the Remaining Florida Properties. If these conditions are satisfied, we expect to close these transactions in January 2012. We intend to fund $6.0 million to $7.0 million of the purchase price for the Remaining Florida Properties with a portion of the proceeds of this offering and the balance of the purchase price with proceeds from the Florida Acquisition Loan, as further described below.

We refer to the acquisition of the Acquired Florida Properties and the Remaining Florida Properties collectively as the “Florida Acquisition.”

Kentland Acquisition

In June 2011, we acquired 17 manufactured home communities and one RV community from certain entities controlled by Kentland Corporation and its principals. We refer to these communities collectively as the “Kentland Communities.” In connection with the acquisition of the Kentland Communities, we assumed $52.4 million of existing debt, borrowed an aggregate of $22.9 million under two mortgage financings with Bank of America, N.A., an affiliate of one of the underwriters of this offering, issued $45.5 million of Series A-1 preferred OP Units and paid $23.4 million in cash. The Series A-1 preferred OP Units carry an annual yield of 5.1% until June 23, 2013 and 6.0% thereafter and are exchangeable for shares of our common stock at a conversion price of $41 per share with $100 par value. The acquisition includes $1.2 million in inventory of manufactured homes and $3.5 million of chattel notes collateralized by manufactured homes. The 18 Kentland Communities are located in western Michigan and comprise 5,437 developed sites.

Orange City Acquisition

On May 27, 2011, we acquired Orange City RV Resort, a Florida RV community, for a purchase price of $6.5 million paid in cash. The RV resort contains 525 developed RV sites and is located in Orange City, Florida, 25 miles from Daytona area beaches and approximately 50 miles from Disney World and other Orlando area attractions.

Debt Financings

In connection with the Florida Acquisition, on December 16, 2011, we entered into the Florida Acquisition Loan with Bank of America, N.A., an affiliate of one of the underwriters of this offering, and another lender. Under the terms of the Florida Acquisition Loan, the lenders loaned us $17.0 million to finance the acquisition of the Acquired Florida Properties. If we acquire the Remaining Florida Properties on or before March 31, 2012, the lenders have committed to lend us up to an additional $19.0 million to fund the acquisition of the Remaining Florida Properties, subject to the satisfactory results of property appraisals and other customary closing conditions. The unpaid principal amount owing under the loan bears interest at a rate equal to LIBOR plus 250 basis points per annum. Beginning February 1, 2012 and on the first day of each calendar month thereafter until July 1, 2012, we are obligated to repay all accrued and unpaid interest. Beginning July 1, 2012, the loan will be amortized on a 25-year amortization schedule. All unpaid principal and interest on the loan is due on December 15, 2014; provided, however, that we have the right to extend the loan for up to two additional one-year terms subject to the satisfaction of certain terms and conditions. The loan is currently secured by mortgages encumbering the Acquired Florida Properties. If we acquire the Remaining Florida Properties and additional funds are advanced under the loan agreement, the loan will also be further secured by mortgages encumbering the Remaining Florida Properties.

On March 1, 2011, through 11 of our indirect operating subsidiaries, we completed a $115.0 million collateralized mortgage backed security financing with JPMorgan Chase Bank, National Association. The unpaid principal amount owing under the loan bears interest at a rate equal to 5.837% per annum. Beginning April 1, 2011, and on the first day of each calendar month thereafter until the loan is paid in full, the borrowers are obligated to repay $677,478.04. All unpaid principal and interest on the loan is due on March 1, 2021. Subject to certain conditions, we may prepay the loan in full (but not in part) at any time after April 1, 2013; provided that if such prepayment is more than three months before the maturity date, the borrowers must also pay a yield maintenance premium in an amount specified in the loan agreement. The loan is secured by mortgages encumbering 11 manufactured housing communities comprised of real and personal property owned by the borrowers. Additionally, the Operating Partnership provided a guaranty of certain non-recourse carveout obligations of the borrowers. We used $104.8 million of the proceeds of the loan to repay interest and principal on existing mortgage loans from Bank of America, N.A. to our subsidiaries. Approximately $8.3 million was used to pay down our prior revolving line of credit. The remaining proceeds were used to pay closing costs and expenses and fund escrows.

On May 10, 2011, three of our indirect operating subsidiaries completed a $23.6 million collateralized mortgage backed security financing by entering into a Loan Agreement with Bank of America, N.A. The unpaid principal amount owing under the loan bears interest at a rate equal to 5.38% per annum. Beginning June 1, 2011, and on the first day of each calendar month thereafter until the loan is paid in full, the borrowers are obligated to repay $132,366.86. All unpaid principal and interest on the loan is due on June 1, 2021. Subject to certain conditions, after the earlier of the third anniversary of the loan closing date or the second anniversary of the closing of a securitization of the loan through a REMIC trust, the borrowers may prepay the loan in full, or in part to obtain a release of the mortgage as to the three manufactured housing communities described below; provided that if such prepayment is more than three months before the maturity date, the borrowers must also pay a yield maintenance premium in an amount specified in the loan agreement. Additionally, subject to certain conditions, after the earlier of the third anniversary of the loan closing date or the second anniversary of the closing of a securitization of the loan through a REMIC trust, the borrowers may defease all or a portion of the loan. The loan is secured by mortgages encumbering three manufactured housing communities comprised of real and personal property owned by the borrowers. Additionally, the Operating Partnership provided a guaranty of certain non-recourse carveout obligations of the borrowers. We used $18.0 million of the proceeds of the loan to repay interest and principal on existing mortgage loans from Bank of America, N.A. to our subsidiaries. Approximately $5.3 million of the proceeds was used to pay down our prior revolving line of credit. The remaining proceeds were used to pay closing costs and expenses, stub interest and fund escrows.

On July 27, 2011, we and certain of our subsidiaries entered into a Second Amended and Restated Master Credit Facility Agreement with PNC Bank, National Association, and Fannie Mae, as amended on October 3, 2011. The agreement was entered into in connection with the settlement of litigation we commenced over certain fees charged when the variable rate loan facility was extended in April 2009. On January 3, 2012, the agreement became effective and the litigation was dismissed. Pursuant to the agreement, we have a $152.4 million variable rate facility and a $10.0 million variable rate facility, each of which matures on May 1, 2023 and provides for interest-only payments until May 1, 2014, after which principal and interest payments will be due based on a 30-year amortization. The interest rate for the $152.4 million variable rate facility is equal to the 90-day LIBOR index, plus an investor spread equal to 97 basis points, plus a variable facility fee equal to 90 basis points through maturity. The interest rate for the $10.0 million variable rate facility is equal to the 90-day LIBOR index, plus an investor spread equal to 95 basis points, plus a variable facility fee equal to 172 basis points through maturity. The 90-basis point variable facility fee applicable to the $152.4 million variable rate facility was retroactively applied to the variable rate facility as of January 1, 2011, which resulted in a reduction in the facility fee charged on our variable rate facility, the effect of which reduced interest expense by $1.7 million through December 31, 2011. We have the option to convert the variable rate facility into a fixed-rate facility after the one-year anniversary of the effective date of the agreement pursuant to the terms of the agreement. Pursuant to the agreement, PNC Bank will complete a full underwriting of the three existing fixed-rate facility notes which mature in 2013 and 2014, and pursuant to which we have borrowed an aggregate of $211.5 million as of January 3, 2012, and the three existing fixed-rate facility notes may be extended, at our option, to provide for maturity dates of May 1, 2023, subject to the satisfaction of certain conditions. We have the option to convert the fixed-rate facility notes, in whole or in part, into variable or fixed rate components, pursuant to the terms of the agreement. The credit facility is secured by mortgages encumbering 34 manufactured housing communities comprised of real and personal property owned by the borrowers. Additionally, Sun has provided a guaranty of the recourse carve-out obligations of the borrowers under the credit facility. As of January 9, 2012, there were $152.4 million of borrowings under the $152.4 million variable rate facility and $10.0 million of borrowings under the $10.0 million variable rate facility.

On September 28, 2011, we, the Operating Partnership and certain of our other subsidiaries entered into a senior secured revolving credit facility with Bank of America, N.A., an affiliate of one of the underwriters of this offering, and certain other lenders, including Citibank, N.A., an affiliate of one of the underwriters of this offering. Bank of America, N.A. has a participation percentage of approximately 28.8% in the credit facility. Citibank, N.A. has a participation percentage of approximately 11.5% in the credit facility. The credit facility replaced our prior $115.0 million revolving line of credit which was scheduled to mature on October 1, 2011. Under the credit facility, the Operating Partnership may borrow up to $130.0 million, subject to certain borrowing base calculations. The credit facility’s maturity date is October 1, 2014. The credit facility has a built-in increase feature allowing up to $20.0 million in additional borrowings and a one year extension option, in each case subject to certain conditions. The credit facility is guaranteed by Sun and 10 of its subsidiaries. The credit facility is secured by (i) first priority liens on all of our equity interests in certain of our subsidiaries that directly or indirectly own 29 manufactured home communities, and (ii) the collateral assignment of senior and mezzanine secured debt owing from certain of our subsidiaries that own 11 manufactured home communities. The credit facility bears interest at a floating rate based on Eurodollar plus a margin, which can range from 2.25% to 2.95%, that is determined based on our leverage ratio calculated in accordance with the credit agreement. Based on our current leverage ratio, the current margin is 2.75%. As of December 1, 2011, there were $109.9 million of borrowings under the credit facility, including letters of credit issued in the normal course of our business.

Equity Offerings

On August 27, 2009, we entered into an “at-the-market” Sales Agreement with Brinson Patrick Securities Corporation, or the ATM Program, to issue and sell shares of our common stock from time to time pursuant to our existing shelf registration statement on Form S-3. In 2011, we issued 782,521 shares of our common stock pursuant to the sales agreement. The shares of common stock were sold at a weighted average sale price of $37.53. We received net proceeds of approximately $28.8 million from the sales of these shares of common stock. On January 9, 2012, we suspended the ATM Program pending completion of this offering.

On August 6, 2010, we entered into a Common Stock Purchase Agreement with REIT Opportunity, Ltd., or REIT Ltd., which provides that, upon the terms and subject to the conditions set forth in the purchase agreement, REIT Ltd. is committed to purchase up to the lesser of $100,000,000 of our common stock, or 3,889,493 shares of our common stock, which is equal to one share less than 20% of our issued and outstanding shares of common stock on the effective date of the purchase agreement. From time to time over the two year term of the purchase agreement, and at our sole discretion, we may present REIT Ltd. with draw down notices to purchase our common stock. Any and all issuances of shares of common stock to REIT Ltd. pursuant to the purchase agreement were or will be registered on our shelf registration statement on Form S-3. In January 2011, we sold 915,827 shares of common stock under the purchase agreement at a weighted average sale price of $32.76 and received net proceeds of approximately $30.0 million. We have not sold any other shares of common stock under the REIT Ltd. purchase agreement.

We have agreed with the underwriters of this offering not to sell shares of our common stock, including pursuant to the ATM Program or the REIT Ltd. purchase agreement, for a period of 90 days from the date of this prospectus supplement, subject to certain exceptions. See “Underwriting.”

Structure of the Company

The Operating Partnership is structured as an UPREIT. In 1993, we contributed our net assets to the Operating Partnership in exchange for the sole general partner interest in the Operating Partnership and the majority of all of the Operating Partnership’s initial capital. We substantially conduct our operations through the Operating Partnership. The Operating Partnership owns, either directly or indirectly through other subsidiaries, all of our assets. This UPREIT structure enables us to comply with certain complex requirements under the Federal tax rules and regulations applicable to REITs, and to acquire manufactured housing communities in transactions that defer some or all of the sellers’ tax consequences. The financial results of the Operating Partnership and our other subsidiaries are consolidated in our consolidated financial statements. The financial results include certain activities that do not necessarily qualify as REIT activities under the Internal Revenue Code of 1986, as amended, or the Code. We have formed taxable REIT subsidiaries, as defined in the Code, to engage in such activities. We use taxable REIT subsidiaries to offer certain services to our residents and engage in activities that would not otherwise be permitted under the REIT rules if provided directly by us or by the Operating Partnership. The taxable REIT subsidiaries include our home sales business, SHS, which provides manufactured home sales, leasing and other services to current and prospective tenants of the Properties.

We do not own all of the OP Units. As of January 9, 2012, the Operating Partnership had issued and outstanding 23,923,772 common OP Units, 1,325,275 preferred OP Units, 455,476 Series A-1 preferred OP Units, and 122,400 Series B-3 preferred OP Units. As of January 9, 2012, we held 21,852,050 common OP Units, or approximately 91.3% of the issued and outstanding common OP Units, and no preferred OP Units, Series A-1 preferred OP Units or Series B-3 preferred OP Units.

Subject to certain limitations, the holder of each common OP Unit at its option may convert such common OP Unit at any time into one share of our common stock. The holders of common OP Units receive distributions on the same dates and in amounts equal to the dividends paid to holders of our common stock.

Subject to certain limitations, at any time prior to January 1, 2024, the holder of each preferred OP Unit at its option may convert such preferred OP Unit into: (a) if the market price of our common stock is $68.00 per share or less, 0.397 common OP Units, or (b) if the market price of our common stock is greater than $68.00 per share, that number of common OP Units determined by dividing (i) the sum of (A) $27.00 plus (B) 25% of the amount by which the market price of our common stock exceeds $68.00 per share, by (ii) the per-share market price of our common stock. The holders of preferred OP Units generally receive distributions on the same dates as distributions are paid to holders of common OP Units. Each preferred OP Units is entitled to received distributions in an amount equal to the product of (x) $27.00, multiplied by (y) an annual rate equal to the 10-year United States Treasury bond yield plus 239 basis points; provided, however, that the aggregate distribution rate shall not be less than 6.5% nor more than 9%. On January 2, 2024, we are required to redeem all preferred OP Units that have not been converted to common OP Units. In addition, we are required to redeem the preferred OP Units of any holder thereof within five days after receipt of a written demand during the existence of certain uncured preferred OP Unit defaults, including our failure to pay distributions on the preferred OP Units when due and our failure to provide certain security for the payment of distributions on the preferred OP Units. We may also redeem preferred OP Units from time to time if we and the holder thereof agree to do so.

Subject to certain limitations, the holder of each Series A-1 preferred OP Unit at its option may exchange such Series A-1 preferred OP Unit at any time on or after December 31, 2013, into 2.439 shares of our common stock (which exchange rate is subject to adjustment upon stock splits, recapitalizations and similar events). The holders of Series A-1 preferred OP Units generally receive distributions on the same dates as distributions are paid to holders of common OP Units. Each Series A-1 preferred OP Unit is entitled to received distributions in an amount equal to the product of $100.00 multiplied by an annual rate equal to 5.1% until June 23, 2013, and an annual rate equal to 6.0% thereafter.

Series B-3 preferred OP Units are not convertible. The holders of Series B-3 preferred OP Units generally receive distributions on the same dates as distributions are paid to holders of common OP Units. Each Series B-3 preferred OP Unit is entitled to received distributions in an amount equal to the product of $100.00 multiplied by an annual rate equal to 8.0%. As of January 9, 2012, there were outstanding 46,700 Series B-3 preferred OP Units which were issued on December 1, 2002, 33,450 Series B-3 preferred OP Units which were issued on January 1, 2003, and 42,250 Series B-3 preferred OP Units which were issued on January 5, 2004. Subject to certain limitations, (x) during the 90-day period beginning on each of the tenth through fifteenth anniversaries of the issue date of the applicable Series B-3 preferred OP Units, (y) anytime after the fifteenth anniversary of the issue date of the applicable Series B-3 preferred OP Units, or (z) after our receipt of notice of the death of the electing holder of a Series B-3 preferred OP Unit, each holder of Series B-3 preferred OP Units may require us to redeem such holder’s Series B-3 preferred OP Units at the redemption price of $100.00 per unit. In addition, anytime after the fifteenth anniversary of the issue date of the applicable Series B-3 preferred OP Units we may redeem, at our option, all of the Series B-3 preferred OP Units of any holder thereof at the redemption price of $100.00 per unit.

The Manufactured Housing Community

A manufactured housing community is a residential subdivision designed and improved with sites for the placement of manufactured homes and related improvements and amenities. Manufactured homes are detached, single-family homes which are produced off-site by manufacturers and installed on sites within the community. Manufactured homes are available in a wide array of designs, providing owners with a level of customization generally unavailable in other forms of multi-family housing.

Modern manufactured housing communities, such as the Properties, contain improvements similar to other garden-style residential developments, including centralized entrances, paved streets, curbs and gutters, and parkways. In addition, these communities also often provide a number of amenities, such as a clubhouse, a swimming pool, shuffleboard courts, tennis courts and laundry facilities.

The owner of each home on our Properties leases the site on which the home is located. We own the underlying land, utility connections, streets, lighting, driveways, common area amenities and other capital improvements and are responsible for enforcement of community guidelines and maintenance. Some of the Properties provide water and sewer service through public or private utilities, while others provide these services to residents from on-site facilities. Each owner of a home within our Properties is responsible for the maintenance of the home and leased site. As a result, capital expenditure needs tend to be less significant relative to multi-family rental apartment complexes.

Property Management

Our property management strategy emphasizes intensive, hands-on management by dedicated, on-site district and community managers. We believe that this on-site focus enables us to continually monitor and address tenant concerns, the performance of competitive properties and local market conditions. As of September 30, 2011, we employed 724 full and part time employees, of which 598 were located on-site as property managers, support staff or maintenance personnel.

Our community managers are overseen by John B. McLaren, our Chief Operating Officer, who has over 15 years of manufactured housing and related financing experience, three Senior Vice Presidents of Operations and 14 Regional Vice Presidents. The Regional Vice Presidents are responsible for semi-annual market surveys of competitive communities, interaction with local manufactured home dealers and regular property inspections.

Each district or community manager performs regular inspections in order to continually monitor the Property’s physical condition and provides managers with the opportunity to understand and effectively address tenant concerns. In addition to a district or community manager, each district or property has on-site maintenance personnel and management support staff. We hold mandatory training sessions for all new property management personnel to ensure that management policies and procedures are executed effectively and professionally. All of our property management personnel participate in on-going training to ensure that changes to management policies and procedures are implemented consistently. We offer over 275 courses for our team members through our internally developed Sun University, which has led to increased knowledge and accountability of daily operations and policies and procedures.

Home Sales and Leasing

SHS is engaged in the marketing, selling and leasing of new and pre-owned homes to current and future residents in our communities. Since tenants often purchase a home already on-site within a community, such services enhance occupancy and property performance. Additionally, because many of the homes on the Properties are sold through SHS, better control of home quality in our communities can be maintained than if sales services were conducted solely through third-party brokers. SHS also leases homes to prospective tenants. At September 30, 2011, SHS had 6,737 occupied leased homes in its portfolio. Homes for this rental program are purchased at discounted rates from finance companies that hold repossessed homes within our communities. New homes are purchased as necessary to supplement these repossessed home purchases. Leases associated with the rental program generally have a term of one year. This program requires intensive management of costs associated with repair and refurbishment of these homes as the tenants vacate and the homes are re-leased, similar to apartment rentals. We have added repair and service supervisors in areas with high concentrations of rental homes to aggressively pursue cost containment programs. The program is a strategic response to capture the value inherent in the purchase of substantially discounted repossessed homes in our communities. We receive approximately 23,000 applications each year to live in our Properties, providing a significant “resident boarding” system allowing us to market purchasing a home to the best applicants and to rent to the remainder of approved applicants. Through the rental program we are able to demonstrate our product and lifestyle to the renters, while monitoring their payment history and converting qualified renters to owners.

Regulations and Insurance

General

Manufactured housing community properties are subject to various laws, ordinances and regulations, including regulations relating to recreational facilities such as swimming pools, clubhouses and other common areas. We believe that each Property has the necessary operating permits and approvals.

Insurance

Our management believes that the Properties are covered by adequate fire, flood (where appropriate), property and business interruption insurance provided by reputable companies with commercially reasonable deductibles and limits. We maintain a blanket policy that covers all of our Properties. We have obtained title insurance insuring fee title to the Properties in an aggregate amount which we believe to be adequate. Claims made to our insurance carriers that are determined to be recoverable are classified in other receivables as incurred.

Site Leases or Usage Rights

The typical lease we enter into with a tenant for the rental of a manufactured home site is month-to-month or year-to-year, renewable upon the consent of both parties, or, in some instances, as provided by statute. A small number of our leases, mainly Florida properties, are tied to consumer price index or other indices as it relates to rent increase. Generally, market rate adjustments are made on an annual basis. These leases are cancelable for non-payment of rent, violation of community rules and regulations or other specified defaults. During the five calendar years ended December 31, 2010, on average 2.8 % of the homes in our communities have been removed by their owners and 6.0 % of the homes have been sold by their owners to a new owner who then assumes rental obligations as a community resident. The cost to move a home is approximately $4,000 to $10,000. The average resident remains in our communities for approximately 16 years, while the average home, which gives rise to the rental stream, remains in our communities for approximately 35 years.

At Properties zoned for RV use, our customers have short-term, or seasonal, usage rights or long-term, or permanent, usage rights. The seasonal RV customers typically prepay for their stay or leave deposits to reserve a site for the following year. Many of these RV customers do not live full-time on the Property.

Properties

As of September 30, 2011, the Properties consisted of 140 manufactured housing communities, five RV communities, and 10 properties containing both manufactured housing and RV sites located in 18 states. As of September 30, 2011, the Properties contained an aggregate of 53,713 developed sites comprised of 47,574 developed manufactured home sites, 3,502 permanent RV sites, 2,637 seasonal RV sites, and approximately 6,200 additional manufactured home sites suitable for development. Most of the Properties include amenities oriented toward family and retirement living. Of the 155 Properties, 73 have more than 300 developed manufactured home sites, with the largest having 1,003 developed manufactured home sites.

As of September 30, 2011, the Properties had an occupancy rate of 85.4% excluding seasonal RV sites. Since January 1, 2011, the Properties have averaged an aggregate annual turnover of homes (where the home is moved out of the community) of approximately 2.2% and an average annual turnover of residents (where the resident-owned home is sold and remains within the community, typically without interruption of rental income) of approximately 4.9%. The average renewal rate for residents in our rental program was 60.9% for the nine-months ended September 30, 2011.

We believe that our Properties’ high amenity levels contribute to low turnover and generally high occupancy rates. All of the Properties provide residents with attractive amenities, with most offering a clubhouse, a swimming pool and laundry facilities. Many of the Properties offer additional amenities such as sauna/whirlpool spas, tennis, shuffleboard and basketball courts and/or exercise rooms.

We have concentrated our communities within certain geographic areas in order to achieve economies of scale in management and operation. The Properties are principally concentrated in the midwestern, southern and southeastern United States. We believe that geographic diversification helps to insulate the portfolio from regional economic influences.

The following tables set forth certain information relating to the properties owned as of September 30, 2011. The occupancy percentage includes manufactured home sites, or MH Sites, and permanent RV sites, or RV Sites, and excludes seasonal RV sites.

Property	City	State	MH and Permanent RV Sites as of 9/30/11	Seasonal RV Sites as of 9/30/11	Occupancy as of 9/30/11	Occupancy as of 12/31/10	Occupancy as of 12/31/09
MIDWEST
Michigan
Academy/West Pointe (1)	Canton	MI	441	—	89%	88%	88%
Allendale Meadows Mobile Village	Allendale	MI	352	—	78%	74%	74%
Alpine Meadows Mobile Village	Grand Rapids	MI	403	—	87%	83%	82%
Bedford Hills Mobile Village	Battle Creek	MI	339	—	73%	73%	76%
Brentwood Mobile Village	Kentwood	MI	195	—	98%	98%	94%
Byron Center Mobile Village	Byron Center	MI	143	—	97%	92%	92%
Candlewick Court	Owosso	MI	211	—	72%	74%	76%
College Park Estates	Canton	MI	230	—	73%	70%	68%
Continental Estates	Davison	MI	385	—	39%	38%	37%
Continental North	Davison	MI	474	—	53%	54%	53%
Country Acres Mobile Village	Cadillac	MI	182	—	86%	84%	85%
Country Meadows Mobile Village	Flat Rock	MI	577	—	92%	91%	90%
Countryside Village	Perry	MI	359	—	59%	67%	70%
Creekwood Meadows	Burton	MI	336	—	67%	63%	59%
Cutler Estates Mobile Village	Grand Rapids	MI	259	—	98%	93%	90%
Davison East	Davison	MI	190	—	42%	45%	45%
Falcon Pointe (2)	East Lansing	MI	142	—	13%(2)	15%(2)	17%(2)
Fisherman’s Cove	Flint	MI	162	—	88%	87%	85%
Grand Mobile Estates	Grand Rapids	MI	230	—	76%	73%	72%
Hamlin (3)	Webberville	MI	209	—	77%(3)	73%(3)	72%(3)
Holly Village/Hawaiian Gardens (1)	Holly	MI	425	—	98%	98%	97%
Hunters Glen (2)	Wayland	MI	280	—	59%(2)	59%(2)	53%(2)
Kensington Meadows	Lansing	MI	290	—	89%	85%	81%
Kings Court Mobile Village	Traverse City	MI	639	—	100%	98%	98%
Knollwood Estates	Allendale	MI	161	—	81%	81%	79%
Lafayette Place	Metro Detroit	MI	254	—	67%	65%	65%
Lakeview	Ypsilanti	MI	392	—	98%	93%	91%

Property	City	State	MH and Permanent RV Sites as of 9/30/11	Seasonal RV Sites as of 9/30/11	Occupancy as of 9/30/11		Occupancy as of 12/31/10		Occupancy as of 12/31/09
Lincoln Estates	Holland	MI	191	—	90%		85%		88%
Meadow Lake Estates	White Lake	MI	425	—	87%		84%		81%
Meadowbrook Estates	Monroe	MI	453	—	93%		92%		92%
Presidential Estates Mobile Village	Hudsonville	MI	364	—	91%		88%		84%
Richmond Place	Metro Detroit	MI	117	—	84%		83%		82%
River Haven Village	Grand Haven	MI	721	—	59%		57%		58%
Scio Farms Estates	Ann Arbor	MI	913	—	94%		93%		95%
Sheffield Estates	Auburn Hills	MI	228	—	98%		98%		99%
Sherman Oaks	Jackson	MI	366	—	74%		72%		72%
St. Clair Place	Metro Detroit	MI	100	—	77%		74%		77%
Sunset Ridge (2)	Portland Township	MI	190	—	95	%(2)	95	%(2)	92	%(2)
Timberline Estates	Grand Rapids	MI	296	—	82%		80%		79%
Town & Country Mobile Village	Traverse City	MI	192	—	99%		98%		98%
Village Trails (3)	Howard City	MI	100	—	99	%(3)	92	%(3)	82	%(3)
White Lake Mobile Home Village	White Lake	MI	315	—	97%		98%		98%
White Oak Estates	Mt. Morris	MI	480	—	67%		68%		70%
Windham Hills Estates (3)	Jackson	MI	402	—	76	%(3)	70	%(3)	62	%(3)
Woodhaven Place	Metro Detroit	MI	220	—	97%		95%		97%
Apple Carr Village	Muskegon	MI	529	—	71%		N/A		N/A
Holiday West Village	Holland	MI	340	—	91%		N/A		N/A
Tamarac Village	Ludington	MI	399	10	95%		N/A		N/A
Waverly Shores Village	Holland	MI	326	—	97%		N/A		N/A
Hickory Hills Village	Battle Creek	MI	286	—	83%		N/A		N/A
Oak Island Village	East Lansing	MI	250	—	82%		N/A		N/A
Sycamore Village	Mason	MI	396	—	86%		N/A		N/A
Brookside Village	Kentwood	MI	196	—	90%		N/A		N/A
Cider Mill Village	Middleville	MI	258	—	65%		N/A		N/A
Country Meadows Village	Caledonia	MI	307	—	74%		N/A		N/A
Dutton Mill Village	Caledonia	MI	307	—	88%		N/A		N/A
Pinebrook Village	Grand Rapids	MI	185	—	89%		N/A		N/A
Southwood Village	Grand Rapids	MI	394	—	93%		N/A		N/A
Country Hills Village	Hudsonville	MI	239	—	73%		N/A		N/A
Leisure Village	Belmont	MI	237	—	97%		N/A		N/A
Warren Dunes Village	Bridgman	MI	188	—	76%		N/A		N/A
Windsor Woods Village	Wayland	MI	314	—	78%		N/A		N/A
Hidden Ridge RV Resort	Hopkins	MI	—	276	N/A		N/A		N/A
Michigan Total			19,484	286	81%		79%		78%

Property	City	State	MH and Permanent RV Sites as of 9/30/11	Seasonal RV Sites as of 9/30/11	Occupancy as of 9/30/11		Occupancy as of 12/31/10		Occupancy as of 12/31/09
MIDWEST
Indiana
Brookside Mobile Home Village	Goshen	IN	570	—	67%		64%		61%
Carrington Pointe (3)	Ft. Wayne	IN	320	—	81	%(3)	79	%(3)	78	%(3)
Clear Water Mobile Village	South Bend	IN	227	—	76%		73%		74%
Cobus Green Mobile Home Park	Elkhart	IN	386	—	66%		64%		60%
Deerfield Run (3)	Anderson	IN	175	—	66	%(3)	64	%(3)	68	%(3)
Four Seasons	Elkhart	IN	218	—	83%		80%		79%
Holiday Mobile Home Village	Elkhart	IN	326	—	76%		75%		71%
Liberty Farms	Valparaiso	IN	220	—	99%		98%		99%
Maplewood	Lawrence	IN	207	—	68%		70%		74%
Meadows	Nappanee	IN	330	—	51%		51%		51%
Pebble Creek (2) (4)	Greenwood	IN	257	—	93	%(2)	89	%(2)	88	%(2)
Pine Hills	Middlebury	IN	129	—	91%		88%		88%
Roxbury Park	Goshen	IN	398	—	85%		85%		85%
Timberbrook	Bristol	IN	567	—	56%		56%		56%
Valley Brook	Indianapolis	IN	798	—	54%		53%		54%
West Glen Village	Indianapolis	IN	552	—	72%		71%		70%
Woodlake Estates	Ft. Wayne	IN	338	—	53%		50%		47%
Woods Edge Mobile Village (3)	West Lafayette	IN	598	—	52	%(3)	53	%(3)	54	%(3)
Indiana Total			6,616	—	68%		66%		66%

Ohio
Apple Creek Manufactured Home Community and Self Storage	Amelia	OH	176	—	99%		100%		92%
Byrne Hill Village	Toledo	OH	236	—	90%		86%		86%
Catalina	Middletown	OH	462	—	59%		56%		61%
East Fork (2) (4)	Batavia	OH	215	—	97	%(2)	94	%(2)	93	%(2)
Oakwood Village	Miamisburg	OH	511	—	92%		89%		84%
Orchard Lake	Milford	OH	147	—	96%		96%		95%
Westbrook Senior Village	Toledo	OH	112	—	99%		98%		99%
Westbrook Village	Toledo	OH	344	—	95%		95%		95%
Willowbrook Place	Toledo	OH	266	—	92%		95%		94%
Woodside Terrace	Holland	OH	439	—	81%		82%		84%
Worthington Arms	Lewis Center	OH	224	—	99%		96%		97%
Ohio Total			3,132	—	87%		86%		86%

SOUTH
Texas
Boulder Ridge(2)	Pflugerville	TX	527	—	89	%(2)	79	%(2)	73	%(2)
Branch Creek Estates	Austin	TX	392	—	99%		100%		99%
Casa del Valle	Alamo	TX	222	175	100	%(5)	100	%(5)	100	%(5)

Property	City	State	MH and Permanent RV Sites as of 9/30/11	Seasonal RV Sites as of 9/30/11	Occupancy as of 9/30/11		Occupancy as of 12/31/10		Occupancy as of 12/31/09
Chisholm Point Estates	Pflugerville	TX	416	—	99%		100%		95%
Comal Farms (2) (4)	New Braunfels	TX	351	—	97	%(2)	91	%(2)	80	%(2)
Kenwood RV and Mobile Home Plaza	LaFeria	TX	86	194	100	%(5)	100	%(5)	99	%(5)
Oak Crest (2)	Austin	TX	335	—	97	%(2)	88	%(2)	74	%(2)
Pecan Branch (2)	Georgetown	TX	69	—	94	%(2)	99	%(2)	93	%(2)
Pine Trace (2)	Houston	TX	406	—	98	%(2)	98	%(2)	81	%(2)
River Ranch (2) (4)	Austin	TX	121	—	99	%(2)	99	%(2)	99	%(2)
River Ridge (2)	Austin	TX	416	—	84	%(2)	99	%(2)	96	%(2)
Saddle Brook (2)	Austin	TX	261	—	96	%(2)	87	%(2)	75	%(2)
Snow to Sun	Weslaco	TX	312	165	100	%(5)	100	%(5)	100	%(5)
Stonebridge (2) (4)	San Antonio	TX	335	—	100	%(2)	98	%(2)	96	%(2)
Summit Ridge (2) (4)	Converse	TX	250	—	98	%(2)	98	%(2)	100	%(2)
Sunset Ridge (2) (4)	Kyle	TX	170	—	98	%(2)	100	%(2)	96	%(2)
Woodlake Trails (2) (4)	San Antonio	TX	134	—	98	%(2)	97	%(2)	96	%(2)
Texas Total			4,803	534	96%		95%		89%

SOUTHEAST
Florida
Arbor Terrace RV Park	Bradenton	FL	174	220	100	%(5)	99	%(5)	98	%(5)
Ariana Village Mobile Home Park	Lakeland	FL	208	—	92%		92%		91%
Buttonwood Bay	Sebring	FL	790	150	100	%(5)	100	%(5)	100	%(5)
Gold Coaster	Homestead	FL	447	98	100	%(5)	100	%(5)	99	%(5)
Groves RV Resort	Ft. Myers	FL	152	130	100	%(5)	99	%(5)	99	%(5)
Holly Forest Estates	Holly Hill	FL	402	—	99%		100%		100%
Indian Creek Park	Ft. Myers Beach	FL	1,332	114	99	%(5)	99	%(5)	99	%(5)
Island Lakes	Merritt Island	FL	301	—	100%		100%		100%
Kings Lake	Debary	FL	245	—	98%		97%		100%
Lake Juliana Landings	Auburndale	FL	274	—	97%		98%		98%
Lake San Marino RV Park	Naples	FL	199	210	98	%(5)	98	%(5)	100	%(5)
Meadowbrook Village	Tampa	FL	257	—	99%		100%		99%
Orange City RV Resort	Orange City	FL	190	335	100%		N/A		N/A
Orange Tree Village	Orange City	FL	246	—	100%		99%		99%
Royal Country	Miami	FL	864	—	100%		100%		100%
Saddle Oak Club	Ocala	FL	376	—	99%		99%		100%
Siesta Bay RV Park	Ft. Myers Beach	FL	729	68	98	%(5)	99	%(5)	100	%(5)
Silver Star Mobile Village	Orlando	FL	406	—	99%		99%		99%
Tampa East	Tampa	FL	214	486	100	%(5)	100	%(5)	99	%(5)
Water Oak Country Club Estates	Lady Lake	FL	1,003	—	99%		99%		99%
Florida Total			8,809	1,811	99%		99%		99%

Property	City	State	MH and Permanent RV Sites as of 9/30/11	Seasonal RV Sites as of 9/30/11	Occupancy as of 9/30/11		Occupancy as of 12/31/10		Occupancy as of 12/31/09
OTHER
Autumn Ridge	Ankeny	IA	413	—	100%		100%		99%
Bell Crossing (3)	Clarksville	TN	239	—	69	%(3)	64	%(3)	64	%(3)
Candlelight Village	Chicago Heights	IL	309	—	99%		94%		88%
Cave Creek (2)	Evans	CO	289	—	86	%(2)	76	%(2)	74	%(2)
Countryside Atlanta (6)	Lawrenceville	GA	271	—	100	%(6)	99	%(6)	99	%(6)
Countryside Gwinnett	Buford	GA	331	—	97%		94%		91%
Countryside Lake Lanier	Buford	GA	548	—	83%		83%		82%
Creekside (2) (4)	Reidsville	NC	45	—	64	%(2)	67	%(2)	64	%(2)
Desert View Village (2)	West Wendover	NV	93	—	47	%(2)	48	%(2)	49	%(2)
Eagle Crest (2)	Firestone	CO	441	—	90	%(2)	76	%(2)	97	%(2)
Edwardsville	Edwardsville	KS	634	—	68%		67%		66%
Forest Meadows	Philomath	OR	75	—	99%		100%		100%
Glen Laurel (2) (4)	Concord	NC	260	—	66	%(2)	61	%(2)	57	%(2)
High Pointe	Frederica	DE	411	—	92%		92%		92%
Meadowbrook (2) (4)	Charlotte	NC	177	—	96	%(2)	98	%(2)	93	%(2)
North Point Estates (2)	Pueblo	CO	108	—	72	%(2)	63	%(2)	58	%(2)
Pheasant Ridge	Lancaster	PA	553	—	100%		100%		100%
Pin Oak Parc	O’Fallon	MO	502	—	82%		82%		83%
Pine Ridge	Petersburg	VA	245	—	99%		98%		98%
Sea Air	Rehoboth Beach	DE	504	6	100	%(5)	99	%(5)	99	%(5)
Southfork	Belton	MO	477	—	61%		65%		69%
Sun Villa Estates	Reno	NV	324	—	100%		99%		99%
Timber Ridge	Ft. Collins	CO	585	—	98%		95%		90%
Woodland Park Estates	Eugene	OR	398	—	99%		98%		98%
Other Total			8,232	6	88%		86%		86%

TOTAL / AVERAGE			51,076	2,637	85%		84%		83%

(1)	Properties have two licenses but operate as one community.
(2)	Occupancy in these properties reflects the fact that these communities are newly developed from the ground up.
(3)	Occupancy in these properties reflects the fact that these communities are in a lease-up phase following an expansion.
(4)	This Property is owned by an affiliate of Sunchamp LLC, a joint venture that owns 11 of our consolidated manufactured home communities, in which we own approximately a 78.9 percent equity interest as of September 30, 2011.
(5)	Occupancy percentage excludes seasonal RV sites. Percentage calculated by dividing revenue producing sites by developed sites. A revenue producing site is defined as a site that is occupied by a paying resident. A developed site is defined as an adequate sized parcel of land that has road and utility access which is zoned and licensed (if required) for use as a home site.
(6)	The number of developed sites and occupancy percentage at this Property includes sites that we believe will be covered under our comprehensive insurance coverage (subject to deductibles and certain limitations) for both property damage and business interruption from a flood that caused substantial damage to this Property.

Principal Executive Offices

We were incorporated in Maryland on July 23, 1993 and went public in an initial public offering on December 9, 1993. Our executive and principal property management office is located at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034 and our telephone number is (248) 208-2500.

THE OFFERING

For a description of our common stock, see “Description of Common Stock” herein.

Common stock offered by us	4,000,000 shares of common stock (and up to an additional 600,000 shares of common stock, if the underwriters’ option to purchase additional shares of common stock is exercised in full).

Common stock and OP Units outstanding prior to completion of the offering	21,852,050 shares of common stock, 2,071,722 common OP Units, 1,325,275 preferred OP Units, 455,476 Series A-1 preferred OP Units, and 122,400 Series B-3 preferred OP Units(1).

Common stock and OP Units outstanding on a pro forma basis after completion of the offering	25,852,050 shares of common stock, 2,071,722 common OP Units, 1,325,275 preferred OP Units, 455,476 Series A-1 preferred OP Units, and 122,400 Series B-3 preferred OP Units(1).

Use of proceeds	We expect that the net proceeds of this offering will be approximately $ million after deducting expenses related to this offering (and approximately $ million if the underwriters exercise their option to purchase additional shares of common stock in full). We intend to use approximately $6.0 million to $7.0 million of the net proceeds of this offering to fund a portion of the purchase price for the Remaining Florida Properties. If for any reason the borrowing amount under the Florida Acquisition Loan is not increased so that we cannot use it to pay the remainder of the purchase price for the Remaining Florida Properties, we intend to use approximately $18.0 million to $19.0 million of the net proceeds of this offering to pay the remainder of the purchase price. We intend to use up to $90.9 million of the net proceeds of this offering to repay the entire outstanding amount under our senior secured revolving credit facility and approximately $16.0 million of the net proceeds to repay the entire outstanding amount under our convertible secured revolving credit line secured by a portion of our portfolio of rental manufactured home units. We expect to use any remaining net proceeds of this offering to fund possible future acquisitions of properties and for working capital and general corporate purposes.

Restrictions on ownership and transfer	Our charter contains restrictions on ownership and transfer of shares of our capital stock intended to assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes. For example, without the approval of our board of directors, our charter restricts any person from owning, or being deemed to own by virtue of the attribution provisions of the Code, more than 9.8%, in number of shares or value, of the issued and outstanding shares of our capital stock. See “Description of Common Stock—Restrictions on Ownership.”

Risk factors

You should carefully read the information contained under the caption “Risk Factors” in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K for the year ended December 31, 2010 and our other filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in shares of our common stock.

NYSE symbol	SUI

(1)	Based on 21,852,050 shares of common stock, 2,071,722 common OP Units, 1,325,275 preferred OP Units, 455,476 Series A-1 preferred OP Units, and 122,400 Series B-3 preferred OP Units outstanding as of January 9, 2012, and excludes (a) 1,637,573 shares of common stock issuable upon exchange of OP Units, (b) 79,319 shares of common stock reserved for issuance upon the exercise of stock options outstanding, and (c) 708,000 shares of common stock reserved and available for future issuance under our equity incentive plans.

Unless expressly stated otherwise, the information set forth above and throughout this prospectus supplement assumes no exercise of the underwriters’ option to purchase up to 600,000 additional shares of common stock and excludes shares issuable pursuant to stock options outstanding and shares of common stock that may be issued in the future under our equity incentive plans.

RISK FACTORS

Investment in the shares of our common stock offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. In addition to the information presented in this prospectus supplement and the accompanying prospectus and the risk factors in our most recent Annual Report on Form 10-K and our other filings under the Exchange Act that are incorporated by reference in this prospectus supplement and the accompanying prospectus, you should consider carefully the following risk factors before deciding to purchase these shares. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks actually occur, our business, financial condition and results of operations may suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

This offering is expected to be dilutive, which may adversely affect the market price of our common stock.

Giving effect to the issuance of shares of common stock in this offering, the receipt of the expected net proceeds and the use of those proceeds, we expect that this offering will have a dilutive effect on our earnings per share and funds from operations per share for the year ending December 31, 2012. The actual amount of dilution cannot be determined at this time and will be based on numerous factors.

Future sales or issuances of our common stock may cause the market price of our common stock to decline.

The sale of substantial amounts of our common stock, whether directly by us or in the secondary market, the perception that such sales could occur or the availability of future issuances of shares of our common stock, OP Units or other securities convertible into or exchangeable or exercisable for our common stock, could materially and adversely affect the market price of our common stock and our ability to raise capital through future offerings of equity or equity-related securities. In addition, we may issue capital stock that is senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity or for other reasons.

We may allocate the net proceeds from this offering in ways that you and other stockholders may not approve.

We intend to use a portion of the net proceeds from this offering to fund a portion of the purchase price for the Florida Acquisition and to repay all of the outstanding amounts under our senior secured revolving credit facility and our convertible secured revolving credit line secured by a portion of our portfolio of rental manufactured home units. We may also use a portion of the net proceeds from this offering to fund possible future acquisitions of properties. We expect to use the balance of the net proceeds for working capital and general corporate purposes. Our management will have broad discretion in the application of certain of the net proceeds from this offering and could apply the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

Our business operations may not generate the cash needed to make distributions on our capital stock or to service our indebtedness, and we may adjust our common stock dividend policy.

Our ability to make distributions on our common stock and payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on our common stock, to pay our indebtedness or to fund our other liquidity needs.

The decision to declare and pay dividends on shares of our common stock in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements, debt maturities, the availability of debt and equity capital, applicable REIT and legal restrictions and the general overall economic conditions and other factors. Any change in our dividend policy could have a material adverse effect on the market price of our common stock.

Our share price could be volatile and could decline, resulting in a substantial or complete loss on our stockholders’ investment.

The stock markets, including the New York Stock Exchange, on which we list our common stock, have experienced significant price and volume fluctuations. As a result, the market price of our common stock could be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

•	our operating performance and the performance of other similar companies;

•	our ability to maintain compliance with covenants contained in our debt facilities;

•	actual or anticipated variations in our operating results, funds from operations, cash flows or liquidity;

•	changes in our earnings estimates or those of analysts;

•	changes in our dividend policy;

•	publication of research reports about us or the real estate industry generally;

•	increases in market interest rates that lead purchasers of our common stock to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•

adverse market reaction to the amount of our debt outstanding at any time, the amount of our debt maturing in the near- and medium-term and our ability to refinance our debt, or our plans to incur additional debt in the future;

•	additions or departures of key management personnel;

•	speculation in the press or investment community;

•	actions by institutional stockholders;

•	the realization of any of the other risk factors included or incorporated by reference in this prospectus supplement and the accompanying prospectus; and

•	general market and economic conditions.

Many of the factors listed above are beyond our control. Those factors may cause the market price of our common stock to decline significantly, regardless of our financial condition, results of operations and prospects. It is impossible to provide any assurance that the market price of our common stock will not fall in the future, and it may be difficult for holders to resell shares of our common stock at prices they find attractive, or at all. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

We may not acquire the Remaining Florida Properties and the closing of this offering is not conditioned on the acquisition of the Remaining Florida Properties.

We expect to acquire the Remaining Florida Properties in January 2012 but the closing is subject to the satisfaction of the closing conditions set forth in the purchase agreements, including obtaining certain third party consents. If those conditions are not satisfied or waived or if the purchase agreements are otherwise terminated in accordance with their terms, then the closing will not occur. The closing of this offering is not conditioned on the acquisition of the Remaining Florida Properties. Therefore, upon the closing of this offering, you will become a holder of our common stock irrespective of whether the closing with respect to the Remaining Florida Properties is consummated, delayed, restructured or terminated. If we do not acquire the Remaining Florida Properties, our common stock that you have purchased in this offering will not reflect any interest in the Remaining Florida Properties; if the closing is delayed, this interest will not be reflected during the period of delay; and if acquisition is restructured, it is uncertain as to whether this interest will be adversely affected. In addition, the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the Remaining Florida Properties will be acquired and that we will realize certain anticipated benefits of acquiring the Remaining Florida Properties.

If the borrowing amount under the Florida Acquisition Loan is not increased, we may need to use additional proceeds of this offering to pay the purchase price for the Remaining Florida Properties.

We intend to use $6.0 million to $7.0 million of the proceeds of this offering to pay a portion of the purchase price for the Remaining Florida Properties. If we acquire the Remaining Florida Properties on or before March 31, 2012, the lenders under the Florida Acquisition Loan have committed to lend us up to an additional $19.0 million to fund the acquisition of the Remaining Florida Properties, subject to the satisfactory results of property appraisals and other customary closing conditions. See “Summary—Recent Developments—Florida Acquisition” and “Summary—Recent Developments—Debt Financings.” If we are not able to close the acquisition of the Remaining Florida Properties on or before March 31, 2012 or if the other conditions to increasing the amount of the Florida Acquisition Loan are not satisfied, we intend to use additional proceeds of this offering to pay the entire purchase price for the Remaining Florida Properties.

The intended benefits of the Florida Acquisition may not be realized.

The Florida Acquisition poses risks for our ongoing operations, including:

•	that senior management’s attention may be diverted from the management of daily operations to the integration of the properties acquired in the Florida Acquisition;

•	costs and expenses associated with any undisclosed or potential liabilities;

•	that the properties acquired in the Florida Acquisition may not perform as well as we anticipate; and

•	that unforeseen difficulties may arise in integrating the properties acquired in the Florida Acquisition into our portfolio.

As a result of the foregoing, we cannot assure you that the Florida Acquisition will be accretive to us in the near term or at all. Furthermore, if we fail to realize the intended benefits of the properties acquired in the Florida Acquisition, the market price of our common stock could decline to the extent that the market price reflects those benefits.

Our taxable REIT subsidiaries, or TRSs, are subject to special rules that may result in increased taxes.

As a REIT, we must pay a 100% penalty tax on certain payments that we receive if the economic arrangements between us and any of our TRSs are not comparable to similar arrangements between unrelated parties. The Internal Revenue Service may successfully assert that the economic arrangements of any of our inter-company transactions are not comparable to similar arrangements between unrelated parties.

Dividends payable by REITs do not qualify for the reduced tax rates applicable to certain dividends.

The maximum federal tax rate for certain dividends payable to domestic stockholders that are individuals, trusts and estates is 15% (generally through 2012). Dividends payable by REITs, however, are generally not eligible for this reduced rate. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular qualified corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less competitive than investments in stock of non-REIT corporations that pay dividends, which could adversely affect the comparative value of the stock of REITs, including our common stock.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To remain qualified as a REIT for federal income tax purposes, we must continually satisfy requirements and tests under the tax law concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego or limit attractive business or investment opportunities and distribute all of our net earnings rather than invest in attractive opportunities or hold larger liquid reserves. Therefore, compliance with the REIT requirements may hinder our ability to operate solely to maximize profits.

Our ability to use net operating loss carryforwards to reduce future tax payments may be limited if we experience a change in ownership, or if taxable income does not reach sufficient levels.

Under Section 382 of the Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards to offset its post-change income may be limited. We may experience ownership changes in the future as a result of this offering and subsequent shifts in our stock ownership. If an ownership change were to occur, we would be limited in the portion of net operating loss carryforwards that we could use in the future to offset taxable income for U.S. Federal income tax purposes.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein contain various “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act, and we intend that such forward-looking statements will be subject to the safe harbors created thereby. For this purpose, any statements contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein that relate to expectations, beliefs, projections, future plans and strategies, trends or prospective events or developments and similar expressions concerning matters that are not historical facts are deemed to be forward-looking statements. Words such as “forecasts,” “intends,” “intend,” “intended,” “goal,” “estimate,” “estimates,” “expects,” “expect,” “expected,” “project,” “projected,” “projections,” “plans,” “predicts,” “potential,” “seeks,” “anticipates,” “anticipated,” “should,” “could,” “may,” “will,” “designed to,” “foreseeable future,” “believe,” “believes,” “scheduled” and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. These risks and uncertainties may cause our actual results to be materially different from any future results expressed or implied by such forward-looking statements. In addition to the risks disclosed under “Risk Factors” above, such risks and uncertainties include:

•	changes in general economic conditions, the real estate industry and the markets in which we operate;

•	difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully;

•	our liquidity and refinancing demands;

•	our ability to obtain or refinance maturing debt;

•	our ability to maintain compliance with covenants contained in our debt facilities;

•	availability of capital;

•	difficulties in identifying properties to acquire and completing acquisitions;

•	our failure to maintain effective internal control over financial reporting and disclosure controls and procedures;

•	increases in interest rates and operating costs, including insurance premiums and real property taxes;

•	risks related to natural disasters;

•	general volatility of the capital markets and the market price of our shares of common stock;

•	our failure to maintain our status as a REIT;

•	changes in real estate and zoning laws and regulations;

•	legislative or regulatory changes, including changes to laws governing the taxation of REITs;

•	litigation, judgments or settlements;

•	our ability to maintain rental rates and occupancy levels;

•	competitive market forces;

•	the ability of manufactured home buyers to obtain financing;

•	the level of repossessions by manufactured home lenders; and

•

those risks and uncertainties referenced under the headings entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission, or the SEC, and our other filings made from time to time with the SEC. See “Where You Can Find More Information” on page S-58 of this prospectus supplement.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference into this prospectus supplement and the accompanying prospectus, whether as a result of new information, future events, changes in our expectations or otherwise.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements.

USE OF PROCEEDS

We estimate that the net proceeds of this offering, after deducting estimated offering expenses payable by us, will be approximately $             million. If the underwriters exercise their option to purchase 600,000 additional shares of our common stock in full, our net proceeds will be approximately $             million.

We intend to use $6.0 million to $7.0 million of the net proceeds of this offering to fund a portion of the purchase price for the Remaining Florida Properties, which we expect to close in January 2012. The aggregate purchase price for the Remaining Florida Properties is $25.0 million. We intend to fund the remainder of the purchase price from additional borrowings under the Florida Acquisition Loan, to the extent the borrowing amount under the loan is increased, as described elsewhere herein. However, those additional funds under the Florida Acquisition Loan will only be available to us if we acquire the Remaining Florida Properties on or before March 31, 2012 and certain other conditions are met. If for any reason the borrowing amount under the Florida Acquisition Loan is not increased, we intend to use approximately $18.0 million to $19.0 million of the net proceeds of this offering to fund the remainder of the purchase price for the Remaining Florida Properties. See “Summary—Recent Developments—Florida Acquisition” and “Summary—Recent Developments—Debt Financings.”

We intend to use up to $90.9 million of the net proceeds of this offering to repay the entire outstanding amount under our senior secured revolving credit facility. As of January 9, 2012, we had $90.9 million outstanding under the credit facility. The credit facility bears interest at a floating rate based on Eurodollar plus a margin that is determined based on our leverage ratio calculated in accordance with the credit agreement, which can range from 2.25% to 2.95%. The current margin is 2.75% and the aggregate rate at January 9, 2012 was 3.20%. The credit facility’s maturity date is October 1, 2014, subject to a one-year extension option under certain conditions. The proceeds of the credit facility were used to pay off our previous $115.0 million revolving line of credit and for working capital and for other general corporate purposes. Citibank, N.A., an affiliate of one of the underwriters of this offering, has a participation percentage of approximately 11.5% as a lender under the credit facility. Bank of America, N.A., an affiliate of one of the underwriters of this offering, has a participation percentage of approximately 28.8% as a lender under our credit facility.

We intend to use approximately $16.0 million of the net proceeds to repay the entire outstanding amount under a convertible secured revolving credit line secured by a portion of our portfolio of rental manufactured home units. As of January 9, 2012, we had $16.0 million outstanding under the credit line. The credit line bears interest at a floating rate equal to the prime rate plus 2.0% as in effect on the first business day of the month, with a minimum rate of 5.5% and a maximum rate of 9.0%. The aggregate rate at January 9, 2012 was 5.5%. On May 1, 2015, the outstanding balance of the credit line will be converted to a five-year term loan bearing interest at a fixed rate equal to the 5-year U.S. Treasury rate then in effect plus 5.15%, which will have a maturity date of May 1, 2020. The proceeds of the credit line are used for working capital and other general corporate purposes.

In addition, we may use a portion of the net proceeds of this offering to fund possible future acquisitions of properties. We expect to use any remaining net proceeds of this offering for working capital and general corporate purposes.

Pending use of the remaining net proceeds of this offering, we intend to invest these net proceeds in short-term interest-bearing investment grade instruments.

PRICE RANGE OF OUR COMMON STOCK AND DISTRIBUTIONS

Our common stock has been listed on the New York Stock Exchange since December 9, 1993, and traded under the symbol “SUI.” The following table sets forth the high and low sales prices per share for the common stock for the periods indicated as reported by the New York Stock Exchange and the distributions per share paid by us with respect to each period:

Year Ending December 31, 2012	High	Low	Distributions
1st Quarter, through January 6, 2012	$37.98	$36.10	$—

Year Ended December 31, 2011	High	Low	Distributions
1st Quarter	$35.73	$31.85	$0.63
2nd Quarter	40.21	35.01	0.63
3rd Quarter	40.00	30.49	0.63
4th Quarter	39.45	33.00	0.63	(1)

Year Ended December 31, 2010	High	Low	Distributions
1st Quarter	$25.46	$17.12	$0.63
2nd Quarter	31.53	25.03	0.63
3rd Quarter	31.23	25.60	0.63
4th Quarter	35.11	30.49	0.63

(1)	We declared a quarterly dividend of $0.63 per share for the fourth quarter of 2011, which is payable January 20, 2012 to stockholders of record as of December 30, 2011.

The table above shows only historical information. This may not be meaningful information to you in determining whether to purchase shares of our common stock. You are urged to obtain current market quotations for our common stock and to review carefully the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

On January 6, 2012, the closing share price of our common stock on the New York Stock Exchange was $37.50 per share, and, as of such date, there were 274 holders of record for the 21,852,050 issued and outstanding shares of common stock. As of January 9, 2012, the Operating Partnership had (i) 2,071,722 common OP Units issued and outstanding which were convertible into an equal number of shares of our common stock, and (ii) 1,325,275 preferred OP Units issued and outstanding which were exchangeable for 526,212 shares of our common stock, and (iii) 455,476 Series A-1 preferred OP Units issued and outstanding which were exchangeable for 1,111,361 shares of our common stock.

We have historically paid regular quarterly distributions to holders of our common stock and common OP Units. In addition, we are obligated to make distributions to holders of our preferred OP Units, Series A-1 preferred OP Units and Series B-3 preferred OP Units. See “Summary—Structure of the Company.” Our ability to make distributions on our common stock and payments on our indebtedness and to fund planned capital expenditures will depend on our ability to generate cash in the future. The decision to declare and pay dividends on shares of our common stock in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements, debt maturities, the availability of debt and equity capital, applicable REIT and legal restrictions and the general overall economic conditions and other factors.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2011:

•	on an actual basis;

•	pro forma to give effect to the Florida Acquisition; and

•	on an as adjusted basis to give effect to:

(i)	the offering and sale of 4,000,000 shares of our common stock in this offering at an assumed offering price of $37.50 per share (the last reported sale price of our common stock on the New York Stock Exchange on January 6, 2012), after deducting the underwriting discounts and commissions and our estimated offering expenses;

(ii)	the offering and sale from October 1, 2011 through January 9, 2012 of 142,861 shares of our common stock pursuant to our ATM Program at a weighted average sale price of $37.54;

(iii)	the repayment of $4,952,982 under our debt facilities from October 1, 2011 through January 9, 2012; and

(iv)	borrowings and repayments under our line of credit from October 1, 2011 through January 9, 2012.

The information set forth below should be read in conjunction with our consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as updated by our subsequent filings under the Exchange Act, incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2011 (unaudited)
	Actual	Pro forma, with Florida Acquisition	Pro forma, with Florida Acquisition, as adjusted
	(amounts in thousands except par value)
Cash and cash equivalents	$4,741	$4,741	$45,404
Debt:
Debt(1)	1,252,132	1,269,132	1,264,179
Lines of credit	104,333	112,333	4,833
Other liabilities	44,573	44,573	44,573

Equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, none issued and outstanding	$—	$—	$—
Common stock, $0.01 par value, 90,000 shares authorized, 23,505 shares issued and outstanding at September 30, 2011, 27,648 shares issued and outstanding on a pro forma basis at September 30, 2011(2)	235	235	276
Additional paid-in capital	551,926	551,926	700,048
Accumulated other comprehensive loss	(1,641)	(1,641)	(1,641)
Distributions in excess of accumulated earnings	(588,338)	(588,338)	(588,338)
Treasury stock, at cost, 1,802 shares at September 30, 2011, 1,802 shares on a pro forma basis at September 30, 2011	(63,600)	(63,600)	(63,600)
Total Sun Communities, Inc. stockholders’ deficit	(101,418)	(101,418)	46,745
Noncontrolling interests in affiliates:
Preferred OP units	45,548	45,548	45,548
Common OP units	(16,545)	(16,545)	(16,545)
Total capitalization	$1,328,623	$1,353,623	$1,389,333

(1)	Includes $12,240 in redeemable Series B-3 preferred OP Units.
(2)	Excludes (a) 1,637,573 shares of common stock issuable upon exchange of OP Units, (b) 88,265 shares of common stock reserved for issuance upon the exercise of outstanding stock options and (c) 708,000 shares of our common stock available for issuance under our equity incentive plans.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, and our unaudited consolidated financial statements and related notes for the quarter ended September 30, 2011, included therein, as updated by our subsequent filings under the Exchange Act, incorporated by reference into this prospectus supplement and the accompanying prospectus. Amounts in thousands, except for per share data.

DESCRIPTION OF COMMON STOCK

The following description of our common stock supersedes, in its entirety, the discussion in the accompanying prospectus under the heading “Description of Common Stock.”

We have the authority to issue 100,000,000 shares of capital stock, of which 90,000,000 are common stock, par value $0.01 per share. As of January 9, 2012, we had outstanding 21,852,050 shares of common stock.

The following description of the common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of our debt securities or preferred stock or upon the exercise of the warrants we issue. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws.

General

Subject to the preferential rights of any other class or series of stock, holders of our common stock will be entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available therefor. Payment and declaration of dividends on the common stock and purchases of shares thereof by us will be subject to certain restrictions if we fail to pay dividends on the preferred stock. See “Description of Preferred Stock.” Upon any liquidation, dissolution or winding up of Sun, holders of common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of Sun and the preferential amounts owing with respect to any outstanding preferred stock or senior debt securities.

The common stock will possess ordinary voting rights for the election of directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of common stock will not have cumulative voting rights in the election of directors. Upon receipt by us of lawful payment therefor, the common stock will, when issued, be fully paid and nonassessable, and will not be subject to redemption except (as described in our charter) as necessary to preserve our status as a REIT. A stockholder of Sun has no preemptive rights to subscribe for additional shares of common stock or other securities of Sun except as may be granted by the board of directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or consolidation unless advised by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage in such situations.

Restrictions on Ownership

For us to qualify as a REIT under the Code, our common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the issued and outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified private pension plans) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year.

Because the board of directors believes it is essential for us to continue to qualify as a REIT, our charter, subject to certain exceptions, contains a provision, which we refer to as the Ownership Limit, providing that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in number of shares or value, of our outstanding common stock and preferred stock. The board of directors may exempt a person from the Ownership Limit if evidence satisfactory to the board of directors and our tax counsel is presented that the proposed transfer of stock to the intended transferee will not then or in the future jeopardize our status as a REIT. As a condition of such exemption, the intended transferee must give written notice to us of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements, and information as may be required by the board of directors no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The foregoing restrictions on transferability and ownership will not apply if the board of directors determines that it is no longer in the best interests of Sun to attempt to qualify or to continue to qualify as a REIT. Any transfer of shares of common stock that would: (i) create a direct or indirect ownership of shares of stock in excess of the Ownership Limit; (ii) result in the shares of stock being owned by fewer than 100 persons; or (iii) result in Sun being “closely held” within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares.

Our charter excludes Gary Shiffman, Milton M. Shiffman and Robert B. Bayer, as well as trustees, personal representatives and agents acting on their respective behalfs, and certain of their respective relatives from the Ownership Limit. These persons may acquire additional shares of stock through the redemption of OP Units, through our equity incentive plans, from other stockholders or otherwise, but in no event will they be entitled to acquire additional shares such that the five largest beneficial owners of our stock hold more than 50% of the total outstanding stock.

Shares of stock purported to be transferred in excess of the Ownership Limit that are not otherwise permitted as provided above will constitute “Excess Shares,” which will be transferred by operation of law to Sun as trustee for the exclusive benefit of the person or persons to whom the Excess Shares are ultimately transferred, until such time as the intended transferee retransfers the Excess Shares. Subject to the Ownership Limit, the Excess Shares may be retransferred by the intended transferee to any person who may hold such Excess Shares at a price not to exceed the price paid by the intended transferee (or the market price of the common stock as of the date of purported transfer, if the intended transferee received the shares of stock as a gift or otherwise did not give value for the shares of stock), at which point the Excess Shares will automatically be exchanged for the stock to which the Excess Shares are attributable. In addition, such Excess Shares held in trust are subject to purchase by Sun. The purchase price of any Excess Shares shall be equal to the lesser of the price paid for the shares of stock by the intended transferee and the fair market value of such shares of stock reflected in the closing sales price for the shares of stock, if then traded on the New York Stock Exchange, or the last reported sales price for the shares of stock on any exchange or quotation system over which our common stock may be traded, or, if such quotation is not available, the fair market value as determined by the board of directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by Sun. From and after the intended transfer to the intended transferee of the Excess Shares, the intended transferee shall cease to be entitled to distributions, voting rights, and other benefits with respect to such shares of the stock except the right to payment of the purchase price for the shares of stock or the transfer of shares as provided above. Any dividend or distribution paid to a proposed transferee on Excess Shares prior to our discovery that such shares of stock have been transferred in violation of the provisions of our charter shall be repaid to us upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule, or regulation, then the intended transferee of any Excess Shares may be deemed, at Sun’s option, to have acted as an agent on behalf of Sun in acquiring such Excess Shares and to hold such Excess Shares on behalf of Sun.

All certificates representing shares of stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% in number of shares or value, of our outstanding common stock and preferred stock must give a written notice to us containing the information specified in our charter by January 31 of each year. In addition, each stockholder shall upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of common stock as the board of directors deems necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority of, shares of common stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

The registrar and transfer agent for the common stock is Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

The following description of our preferred stock supersedes, in its entirety, the discussion in the accompanying prospectus under the heading “Description of Preferred Stock.” The following description of the terms of the preferred stock sets forth certain general terms and provisions of our Junior Participating Preferred Stock and any new series of preferred stock to which any future prospectus supplement may relate. Certain other terms of any new series of the preferred stock offered by any prospectus supplement will be described in such prospectus supplement. The description of certain provisions of the preferred stock set forth below and in any future prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our charter (including any amendment or supplement relating to each series of the preferred stock) which will be filed with the SEC and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement relates at or prior to the time of the issuance of such series of preferred stock.

General

We are authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock were outstanding as of the date of this prospectus supplement. We currently have authorized two classes of preferred stock: Junior Participating Preferred Stock and 9.125% Series A Cumulative Redeemable Perpetual Preferred Stock.

Under our charter, the board of directors (without further stockholder action) may from time to time establish and issue one or more series of preferred stock with such designations, powers, preferences or rights of the shares of such series and the qualifications, limitations or restrictions thereon.

Any new series of preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including: (i) the designation and stated value per share of such preferred stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such preferred stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions. The preferred stock will, when issued for lawful consideration, be fully paid and nonassessable and, unless otherwise determined by the board of directors and set forth in a supplement to our charter, will have no preemptive rights.

Junior Participating Preferred Stock

In connection with the board of directors’ adoption of a rights agreement, we designated 1,000,000 shares of our preferred stock as Junior Participating Preferred Stock. At this time, no person has the right to acquire any Junior Participating Preferred Stock. Upon the occurrence of specific events described in the rights agreement, holders of common stock will have the right to purchase shares of Junior Participating Preferred Stock. Each share of Junior Participating Preferred Stock will have a quarterly dividend rate per share equal to the greater of $1.00, subject to certain adjustments, or one hundred (100) times the per share amount of any dividend, if any, declared per share of common stock. In the event of any liquidation, dissolution or winding up of Sun, the holders of Junior Participating Preferred Stock will be entitled to receive a preferred liquidation payment per share of $1.00 (plus accrued and unpaid dividends). Holders of common stock will then be entitled to receive an amount per share equal to the liquidation preference paid on each share of Junior Participating Preferred Stock, divided by 100 (as such number may be adjusted for stock splits, stock dividends and recapitalizations). Thereafter, our remaining assets will be distributed to the holders of Junior Participating Preferred Stock and holders of common stock, with the amount distributed in respect of each share of Junior Participating Preferred Stock being equal to 100 times (as such number may be adjusted for stock splits, stock dividends and recapitalizations) the amount distributed in respect of each share of common stock.

Generally, each share of Junior Participating Preferred Stock will vote together with the common stock and any other series of cumulative preferred stock entitled to vote in such manner and will be entitled to one hundred (100) votes, subject to certain adjustments. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Junior Participating Preferred Stock will be entitled to receive one hundred (100) times the aggregate amount of stock, securities, cash and/or other property received per share of common stock.

So long as the shares of Junior Participating Preferred Stock shall be outstanding, we may not (i) declare or pay any dividends on, make a distribution on, or purchase, redeem or otherwise acquire for consideration any shares of our common stock or any of our other stock ranking as to dividends or distributions of assets junior to the Junior Participating Preferred Stock, (ii) declare or pay dividends or make any other distributions on any shares of stock ranking equally with the Junior Participating Preferred Stock, other than dividends paid ratably on the Junior Participating Preferred Stock and all such parity stock, or (iii) redeem, purchase, or otherwise acquire for consideration shares of any stock ranking on parity with the Junior Participating Preferred Stock, other than acquiring such shares in exchange for shares of our stock ranking junior to the Junior Participating Preferred Stock, unless full dividends shall have been paid on all outstanding shares of Junior Participating Preferred Stock. Further, unless such dividends have been paid in full, we may not purchase or otherwise acquire for consideration any shares of Junior Participating Preferred Stock or any shares of stock ranking on a parity with such shares, except in accordance with a purchase offer made in writing or by publication to all holders of such shares upon such terms as the board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

9.125% Series A Cumulative Redeemable Perpetual Preferred Stock

We have designated 2,000,000 shares of our preferred stock as 9.125% Series A Cumulative Redeemable Perpetual Preferred Stock. These preferred shares have specific preferred rights over the common shares with regard to dividends and liquidation. At this time, no person has the right to acquire any Series A Preferred Shares and none are outstanding.

Preferred Stock Purchase Rights

In June 2008, our board of directors adopted a Rights Agreement. In connection with the agreement, the board of directors declared a dividend of one preferred share purchase right for each outstanding share of common stock. The rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of Sun and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Sun without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquires 15% or more of our common stock on terms not approved by the board of directors.

Each right will entitle the registered holder, after the rights become exercisable and until June 9, 2018 or the earlier redemption, exchange or termination of the rights, to purchase from us 1/100th of a share of Junior Participating Preferred Stock at a price of $100.00 per 1/100th of a share of Junior Participating Preferred Stock, subject to certain adjustments. Until a right is exercised, the holder will have no rights as a stockholder of Sun beyond those as an existing stockholder. Each right is evidenced by its respective common stock certificate until after specific events occur in which:

•	a person or group of persons acquires or has the right to acquire beneficial ownership of 15% or more of the common stock, or

•	a person or group of persons commences or announces an intention to make a tender offer for 15% or more of the common stock.

If Sun were the surviving corporation in a merger with an entity or any affiliate or associate of an entity causing one of the above events, and the common stock were not changed or exchanged, each holder of a right, other than rights that are or were acquired or beneficially owned by the entity in question, will have the right to receive upon exercise that number of shares of common stock having a market value of two times the then current purchase price of one right. In addition, if after one of the above events occurred, Sun were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold each holder of a right will have the right to receive, upon exercise of the right at the then current purchase price of the right, that number of shares of common stock of the acquiring entity which at the time of the transaction would have a market value of two times the then current purchase price of one right.

After one of the above events occurs, separate certificates evidencing the rights will be mailed to holders of record of the common stock and these separate certificates will evidence the rights. The rights are transferred with and only with the common stock until the above events occurs or the rights are redeemed or expire. Until one of the above events occurs, the board of directors may redeem the rights in whole, but not in part, at a price of $.001 per right. Moreover, the board of directors, subject to specific restrictions, may amend any provision of the rights agreement. The rights will expire on June 9, 2018, unless earlier redeemed, exchanged or terminated.

Computershare Trust Company, N.A. is the rights agent.

Restrictions on Ownership

See “Description of Common Stock—Restrictions on Ownership” for a discussion of the restrictions on capital stock (common stock and preferred stock) ownership necessary for Sun to qualify as a REIT under the Code.

Issuances of New Series of Preferred Stock

Rank

Unless otherwise specified in the applicable prospectus supplement, any new series of preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Sun, rank (i) senior to all classes or series of common stock and to all equity securities ranking junior to such series of preferred stock; (ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with such series of preferred stock; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank senior to such series of preferred stock. The rights of the holders of each series of the preferred stock will be subordinate to those of our general creditors.

Dividends

Holders of shares of any new series of preferred stock will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on our stock transfer books on such record dates as shall be fixed by the board of directors.

Dividends on any new series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are noncumulative, then the holders of such series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and we will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date. Dividends on shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which we issue shares of such series.

Unless otherwise provided in the applicable prospectus supplement, we expect that the terms of any new series of preferred stock will provide that, so long as shares of any such series of preferred stock shall be outstanding, we may not declare or pay any dividends, make a distribution, or purchase, acquire, redeem, pay monies to the holders of in respect of, or set aside or make funds available for a sinking or other analogous fund for the purchase or redemption of, any shares of our common stock or any other stock ranking as to dividends or distributions of assets junior to such series of preferred stock (the common stock and any such other stock being herein referred to as junior stock), unless (i) full dividends (including if such preferred stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the preferred stock of such series and all other classes and series of our preferred stock (other than junior stock) and (ii) all sinking or other analogous fund payments and amounts for the repurchase or other mandatory retirement of any shares of preferred stock of such series or any shares of any other of our preferred stock of any class or series (other than junior stock) have been paid or duly provided for.

Unless otherwise provided in the applicable prospectus supplement, we expect that any dividend payment made on shares of a new series of preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption

A new series of preferred stock may be redeemable, in whole or from time to time in part, at our option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the prospectus supplement relating to such series. Shares of the preferred stock redeemed by us will be restored to the status of authorized but unissued shares of preferred stock.

The prospectus supplement relating to a new series of preferred stock that is subject to mandatory redemption will specify the number of shares of such preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of such preferred stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Unless otherwise provided in the applicable prospectus supplement, we expect that the terms of any new series of preferred stock will provide that, so long as any dividends on shares of such preferred stock are in arrears, no shares of any such series of the preferred stock or such other series of our preferred stock will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and we will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Unless otherwise provided in the applicable prospectus supplement, we also expect that the terms of any new series of preferred stock will provide that (i) in the event that fewer than all of the outstanding shares of the new series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by us or by any other method as may be determined by us in our sole discretion to be equitable and (ii) from and after the redemption date (unless default shall be made by us in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of such preferred stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

Liquidation Preference

Unless otherwise provided in the applicable prospectus supplement, we expect that the terms of any new series of preferred stock will provide that upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Sun, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of such new series of preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders, subject to the liquidation preference rights of the Junior Participating Preferred Stock or any other preferred stock ranking senior to such new series of preferred stock, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, we expect that, unless otherwise provided in the applicable prospectus supplement, the holders of any new series of preferred stock will have no right or claim to any of our remaining assets. In the event that upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of such series of preferred stock and the corresponding amounts payable on all shares of other classes or series of our capital stock ranking on a parity with such series of preferred stock in the distribution of assets, we expect the terms of such preferred stock will provide that the holders of such series of preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled unless otherwise provided in the applicable prospectus supplement.

Subject to the liquidation preference rights of the Junior Participating Preferred Stock as described above or any series of preferred stock ranking senior to the applicable series of preferred stock upon liquidation, if liquidating distributions shall have been made in full to all holders of shares of a new series of preferred stock, we expect that our remaining assets will be distributed among the holders of junior stock according to their respective rights and preferences.

Voting Rights

Except as indicated below or in a prospectus supplement relating to a particular series of the preferred stock, or except as required by applicable law, we expect that holders of a new series of preferred stock will not be entitled to vote for any purpose.

Unless otherwise provided in the applicable prospectus supplement, we expect that the terms of any new series of preferred stock will provide that so long as any shares of a new series of preferred stock remain outstanding, the consent or the affirmative vote of the holders of at least 66-2/3% of the votes entitled to be cast with respect to the then outstanding shares of such series of the preferred stock together with any Other Preferred Stock (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares ranking prior to the preferred stock of such series as to dividends, voting or upon distribution of assets; and (ii) to repeal, amend or otherwise change any of the provisions applicable to the preferred stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the preferred stock. We also expect that in case any series of the preferred stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the Other Preferred Stock which will be similarly affected, the holders of such series of preferred stock will be entitled to vote as a class, and we will not take such action without the consent or affirmative vote, as above provided, of at least 66-2/3% of the total number of votes entitled to be cast with respect to each such series of the preferred stock and the Other Preferred Stock then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required unless otherwise provided in the applicable prospectus supplement.

Unless otherwise provided in the applicable prospectus supplement, we also expect that with respect to any matter as to which any new series of preferred stock is entitled to vote, holders of the preferred stock of such series and any other series of our preferred stock ranking on a parity with such series of the preferred stock as to dividends and distributions of assets and which by its terms provides for similar voting rights, or the Other Preferred Stock, will be entitled to cast the number of votes set forth in the prospectus supplement with respect to that series of preferred stock. As a result of the provisions described in the preceding paragraph providing that the holders of shares of a series of the preferred stock may vote together as a class with the holders of shares of one or more series of Other Preferred Stock, it is possible that, in such a case, the holders of such shares of Other Preferred Stock could approve action that would adversely affect such series of preferred stock, including the creation of a class of capital stock ranking prior to such series of preferred stock as to dividends, voting or distribution of assets.

Conversion Rights

The terms and conditions, if any, upon which shares of any new series of preferred stock are convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or our option, the events requiring an adjustment of the conversion price and provisions affecting conversion.

Transfer Agent and Registrar

The Transfer Agent and Registrar for any new series of preferred stock will be set forth in the applicable prospectus supplement.

SUPPLEMENTAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of material U.S. federal income tax consequences regarding our company and this offering of our common stock. This discussion supersedes, in its entirety, the discussion in the accompanying prospectus under the heading “Federal Income Tax Considerations and Consequences of Your Investment.”

The following discussion describes the material U.S. federal income tax consequences relating to our qualification as a REIT and the ownership and disposition of shares of our common stock.

Because this is a summary that is intended to address only material federal income tax consequences relating to the ownership and disposition of our common stock that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•

special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•	this summary deals only with common stockholders that hold common stock as a “capital asset” within the meaning of Section 1221 of the Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our securities on your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the Code, final and temporary Treasury regulations, the legislative history of the Code, administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions all of which as currently in effect as of the date of this prospectus supplement. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the matters discussed below. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

Taxation of Sun as a REIT

We have elected to be taxed as a REIT under the Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that we are organized and have operated, and we intend to continue to operate, in a manner allowing us to qualify as a REIT, but there can be no assurance that we have qualified or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code.

Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Code for any particular taxable year.

So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, we will be subject to federal income tax as follows:

We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

Under some circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference;

If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property;

If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability;

If we fail to satisfy any of the asset tests (other than a failure by a de minimis amount of the 5% or 10% asset tests) and we qualify for and satisfy certain cure provisions, then we will have to pay an excise tax equal to the greater of (1) $50,000 and (2) an amount determined by multiplying (x) the net income generated during a specified period by the assets that caused the failure by (y) the highest federal income tax applicable to corporations;

If we fail to satisfy any REIT requirements other than the income test or asset test requirements and we qualify for a reasonable cause exception, then we will have to pay a penalty equal to $50,000 for each such failure;

We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1) 85% of our REIT ordinary income for the year;

(2) 95% of our REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years;

We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties;

If we should acquire any asset from a “C” corporation in a carry-over basis transaction and we subsequently recognize gain on the disposition of such asset during the ten-year recognition period beginning on the date on which we acquired the asset, then, to the extent of any built-in gain, such gain will be subject to tax at the highest regular corporate rate. Built-in gain means the excess of (a) the fair market value of the asset as of the beginning of the applicable recognition period over (b) the adjusted basis in such asset as of the beginning of such recognition period;

Income earned by our taxable REIT subsidiaries will be subject to tax at regular corporate rates; and

We may be required to pay penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders or we elect to preserve REIT qualification in the case of certain inadvertent failures of the REIT rules.

Requirements for Qualification as a REIT

We elected to be taxable as a REIT for federal income tax purposes for our taxable year ended December 31, 1994 and for all subsequent taxable years. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to stockholders.

The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

(4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Code to include specified entities;

(7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and regulations promulgated thereunder; and

(9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

We believe that we have issued sufficient shares of common stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of common stock that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We do not believe that we have any non-REIT earnings and profits and believe that we therefore satisfy this requirement.

Qualified REIT Subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Sun will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries

A “taxable REIT subsidiary” of Sun is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our taxable REIT subsidiary. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. A taxable REIT subsidiary also can recognize income that would be subject to the 100% prohibited transaction tax, or income that would be non-qualifying income under the gross income tests, if earned by a REIT. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Ownership of Partnership Interests by a REIT

A REIT that is a partner in a partnership (or a member in a limited liability company or other entity that is treated as a partnership for federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, our proportionate share of the assets and items of income of any entity taxable as a partnership for federal income tax purposes in which we hold an interest, such as the Operating Partnership, will be treated as our assets and liabilities and our items of income for purposes of applying the requirements described in this prospectus. The assets, liabilities and items of income of any partnership in which we own an interest include such entity’s share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest.

Income Tests Applicable to REITs

To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

Rents received by us will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, or the property leased to the taxable REIT subsidiary is a hotel and certain other requirements are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

We have not charged, and do not anticipate charging, rent that is based in whole or in part on the income or profits of any person. We have not derived, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

We have provided and will provide services with respect to the manufactured housing communities. We believe that the services with respect to our communities that have been and will be provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants, or, if considered impermissible services, income from the provision of such services with respect to a given property has not and will not exceed 1% of all amounts received by us from such property. Therefore, we believe that the provision of such services has not and will not cause rents received with respect to our communities to fail to qualify as rents from real property. We believe that services with respect to our communities that may not be provided by us directly without jeopardizing the qualification of rent as rents from real property have been and will be performed by independent contractors or taxable REIT subsidiaries.

We may in the future acquire equity stakes in additional taxable REIT subsidiaries, which do not constitute real estate assets. Gain from a sale or other taxable disposition of these interests will constitute income satisfying the 95% income test, but not the 75% income test. The need to satisfy the 75% income test may adversely affect the time at which we chose to sell or dispose of one or more of these investments, depending on the appreciation of these equity interests, if any.

We have earned and continue to earn amounts of non-qualifying income. For example, we earn fees related to the management of properties that are not wholly-owned by us. We believe that the amount of non-qualifying income generated from these activities has not affected and will not affect our ability to meet the gross income tests.

Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless such property has been held by us for not less than two years and certain other requirements are satisfied or the gain is realized in a taxable REIT subsidiary. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We generally intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with our investment objectives. We cannot provide any assurance, however, that the Internal Revenue Service might not contend that one or more of these sales are subject to the 100% penalty tax. We intend to hold assets developed or held for sale in taxable REIT subsidiaries. Although a taxable REIT subsidiary is not subject to the 100% penalty tax, it does pay tax on its taxable income and gains at regular corporate rates.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect and, following our identification of such failure for any taxable year, we file a schedule describing each item of our gross income described in the gross income tests in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under “—Taxation of Sun as a REIT,” even if these relief provisions apply, a tax would be imposed based on the amount of non-qualifying income.

Asset Tests Applicable to REITs

At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

(1) at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables) and government securities;

(2) not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

(3) except for investments in qualified REIT subsidiaries, taxable REIT subsidiaries, equity interests in REITS or other securities that qualify as “real estate assets” for purposes of the test described in clause (1): the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of any one issuer’s outstanding voting securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer; and

(4) not more than 25% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. However, certain debt of an issuer will not count as a security for purposes of the 10% value test, including: (1) debt securities that are “straight debt” as defined in Section 1361 of the Code, as modified by Section 856(m); (2) debt from an issuer who is an individual; or (3) non-straight debt, but only if the REIT possesses an aggregate value of not more than one percent of the value of the issuer’s outstanding securities.

We believe that the aggregate value of our taxable REIT subsidiaries does not exceed 25% of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25% and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25% or 5% asset tests or 10% value limitation.

Moreover, if we fail to satisfy any of the asset tests at the end of a calendar quarter during a taxable year and such failure is not cured within 30 days as described above, we will not lose our REIT status if one of the following additional exceptions applies: (A) the failure is due to a violation of the 5% or 10% asset tests and is “de minimis” (for this purpose, a “de minimis” failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million) and we either dispose of the assets that caused the failure or otherwise satisfy any of the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred; or (B) the failure is due to a violation of any of the asset tests (other than a “de minimis” violations of the 5% or 10% asset tests) and all of the following requirements are satisfied: (i) the failure is due to reasonable cause and not willful neglect, (ii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iii) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred, and (iv) we pay an excise tax equal to the greater of (x) $50,000 and (y) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest federal income tax applicable to corporations.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we recognize any built-in gain, we will be required, under Treasury regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See “—Taxation of Sun as a REIT” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

We anticipate having sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on these amounts at regular corporate tax rates.

We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1) 85% of our REIT ordinary income for the year;

(2) 95% of our REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Record-Keeping Requirements

We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of Sun to Qualify as a REIT

If we fail to satisfy any REIT requirements (other than the income test or asset test requirements, to which specific cure provisions apply), we generally will be eligible for relief from REIT disqualification if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limit on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. Subject to limitations of the Code, corporate stockholders may be eligible for the dividends-received deduction and non-corporate stockholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains under the provisions of Section 1(h)(11) of the Code. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of U.S. Stockholders

When we refer to a United States stockholder, we mean a beneficial owner of a share of our common stock that is, for United States federal income tax purposes:

(1) a citizen or resident, as defined in Section 7701(b) of the Code, of the United States;

(2) a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

(3) an estate the income of which is subject to federal income taxation regardless of its source; or

(4) in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. stockholder if it held the common stock directly is also a U.S. stockholder. A “non-U.S. stockholder” is a holder, including any partner in a partnership that holds our common stock, that is not a U.S. stockholder.

Distributions by Sun

So long as we qualify as a REIT, distributions to U.S. stockholders out of our current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as dividend income and will not be eligible for the dividends received deduction generally available for corporations and generally will not be eligible for treatment as qualified dividend income by non-corporate stockholders. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted tax basis of the stockholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. stockholder’s adjusted basis in its shares will be treated as gain from the sale or exchange of such shares taxable as capital gains in the amount of such excess if the shares are held as a capital asset. If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to stockholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. stockholder has held its shares. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may choose to retain all or part of our net capital gain and designate such amount as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain.

A U.S. stockholder:

(1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

(2) will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. stockholder’s tax liability on the undistributed capital gain.

A U.S. stockholder will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1) a 15% rate gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 15%; or

(2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate in excess of 25%.

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of shares will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from our company generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any net operating losses or capital losses of our company. Our operating or capital losses would be carried over for potential offset against our future income, subject to applicable limitations.

Sales of Shares

Upon any taxable sale or other disposition of shares, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

(1) the amount of cash and the fair market value of any property received on the sale or other disposition; and

(2) the holder’s adjusted basis in the shares for tax purposes.

This gain or loss will be a capital gain or loss if the shares have been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our company’s shares. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from us that were required to be treated as long-term capital gains. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the date of disposition.

Taxation of Tax-Exempt Stockholders

Provided that a tax-exempt stockholder has not held its common stock as “debt financed property” within the meaning of the Code, the dividend income from our company will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, gain from the sale of shares will not constitute UBTI unless the tax-exempt stockholder has held its shares as debt financed property within the meaning of the Code or is a dealer in the shares.

However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in our company will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code and holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a pension held REIT if it meets the following two tests:

(1) it qualified as a REIT only by reason of Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2) either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any taxable year.

U.S. taxation of Non-U.S. Stockholders

Distributions by Sun

Distributions by us to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. stockholders are taxed with respect to these dividends, and generally will not be subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Any dividends received by a corporate non-U.S. stockholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of our current and accumulated earnings and profits that exceed the non-U.S. stockholder’s adjusted tax basis in its common stock will be taxable to a non-U.S. stockholder as gain from the sale of common stock, which is discussed below. Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted tax basis of the non-U.S. stockholder in its common stock will reduce the non-U.S. stockholder’s adjusted tax basis in its common stock and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. stockholder unless:

(1) a lower treaty rate applies and the non-U.S. stockholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate with us; or

(2) the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with the conduct of a trade or business within the U.S.

Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” we may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. stockholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. stockholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

(1) the investment in the common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year, in which case the nonresident alien individual generally will be subject to a 30% tax on the individual’s capital gains.

Under FIRPTA, subject to the exception discussed below for 5% or smaller holders of regularly traded classes of stock, distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder’s United States federal income tax liability. A non-U.S. stockholder whose U.S. federal income tax liability under FIRPTA exceeds amounts withheld by us will be required to file a U.S. federal income tax return for the taxable year.

A non-U.S. stockholder that owns no more than 5% of our common stock at all times during the one-year period ending on the date of the distribution will not be subject to federal income tax under FIRPTA with respect to distributions that are attributable to gain from our sale or exchange of U.S. real property interests, provided that our common stock is regularly traded on an established securities market.

Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by our company exceeds their actual United States federal income tax liability.

Sale of Common Stock

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally would not be subject to United States taxation unless:

(1) the gain is effectively connected with the conduct of a U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

(3) our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our common stock will not constitute a U.S. real property interest if we are a domestically controlled qualified investment entity. We will be a domestically controlled qualified investment entity if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders.

Because our common stock is publicly traded, we cannot guarantee that we are or will continue to be a domestically controlled qualified investment entity.

Even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. stockholder (1) disposes of an interest in our stock during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of our stock during the 61-day period that begins on the same day as the 30-day period described in clause (1) of this sentence. This rule does not apply if the exception for distributions to 5% or smaller holders of regularly traded classes of stock is satisfied.

Even if we do not qualify as a domestically controlled qualified investment entity at the time a non-U.S. stockholder sells its common stock, our stock sold by such stockholder would not be considered a U.S. real property interest if:

(1) the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

(2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information Reporting and Backup Withholding Tax Applicable to Stockholders

U.S. Stockholders

In general, information reporting requirements will apply to payments of distributions on our common stock and payments of the proceeds of the sale of our common stock to some stockholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 28% if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2) the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

(3) the payee fails to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s United States federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Stockholders

Generally, information reporting will apply to payments of distributions on our common stock, and backup withholding at a rate of 28% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of Sun common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. stockholder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. stockholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Other Tax Consequences for Sun and Its Stockholders

We and our stockholders may be subject to state and local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

To the extent that we and the taxable REIT subsidiaries are required to pay federal, state or local taxes, we will have less cash available for distribution to stockholders.

Legislative or Other Actions Affecting REITs and Stockholders

The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Recently enacted tax legislation extends the 2001 and 2003 tax rates for taxpayers that are taxable as individuals, trusts and estates through 2012, including the maximum 35% tax rate on ordinary income and the maximum 15% tax rate for long-term capital gains and qualified dividend income. Dividends paid by REITs will generally not constitute qualified dividend income eligible for the 15% tax rate for stockholders that are taxable as individuals, trusts and estates and will generally be taxable at the higher ordinary income tax rates.

Recent Tax Law Changes

Medicare Tax

For taxable years beginning after December 31, 2012, certain taxable U.S. stockholders who are individuals, estates or trusts will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their dividends on our common stock and net gains from the disposition of our common stock. Taxable U.S. stockholders that are individuals, estates or trusts are urged to consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of our common stock.

Reporting and Withholding on Foreign Financial Accounts

On March 18, 2010, the Hiring Incentives to Restore Employment Act was enacted. This law imposes a 30% U.S. federal withholding tax on payments made to a foreign financial institution or non-financial foreign entity consisting of distributions made with respect to our stock after December 31, 2013, and gross proceeds from sales of our stock made after December 31, 2014, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a non-U.S. stockholder might be eligible for refunds or credits of such taxes.

Extension of Reduced Tax Rates

On December 17, 2010, the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, or the “Job Creation Act,” was enacted. Among other things, the Job Creation Act extended until December 31, 2012 certain reduced tax rates that had been scheduled to expire after December 31, 2010, including the reduced 15% maximum rate of tax on capital gains, the reduced 35% maximum rate of tax on ordinary income, and the application of the capital gains tax rate to certain “qualified dividend income.”

UNDERWRITING

Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $             per share. If all the shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 600,000 additional shares of common stock at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriters’ initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We and our executive officers and directors have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of each of the representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. The representatives, in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The shares of our common stock are listed on the New York Stock Exchange under the symbol “SUI.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	No Exercise	Full Exercise
Per share	$	$
Total	$	$

We estimate that our total expenses for this offering (excluding the underwriting discount) will be approximately $            .

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares of common stock, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

¡	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares of common stock.

¡	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares of common stock.

•

Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares of common stock or in the open market after the distribution has been completed in order to cover short positions.

¡

To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

¡

To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the option to purchase additional shares of common stock. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares of common stock.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the offering proceeds from any offering pursuant to this prospectus and any applicable prospectus supplement.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

In addition, affiliates of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, are lenders, and in some cases agents or managers for the lenders, under our credit facility. We intend to use a portion of the net proceeds of this offering to reduce borrowings under our credit facility. Affiliates of certain underwriters in this offering are lenders under our credit facility and will receive their proportionate share of the amount repaid under the credit facility with the net proceeds of this offering. Upon such application, more than 5% of the proceeds of this offering (not including underwriting discounts) may be received by an underwriter or its affiliates. Nonetheless, in accordance with FINRA Rule 5121, the appointment of a qualified independent underwriter is not necessary in connection with this offering because we, as the issuer of the securities in this offering, are a real estate investment trust.

Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, has loaned us an aggregate of $79.3 million under mortgage financings secured by certain of our properties. In addition, Bank of America, N.A., has committed to lend us up to an additional $11.1 million under the Florida Acquisition Loan, subject to certain conditions.

An employee of Citigroup Global Markets Inc. who has been actively involved in this offering is an immediate family member of Arthur A. Weiss, a member of our board of directors and a shareholder of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, our counsel.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Jaffe, Raitt, Heuer & Weiss, Professional Corporation. Arthur A. Weiss is a member of our board of directors and a shareholder of Jaffe, Raitt, Heuer & Weiss, Professional Corporation. Paul Hastings LLP, New York, New York, will act as counsel and pass on certain legal matters for the underwriters. Ober, Kaler, Grimes & Shriver, a Professional Corporation, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the common stock to be issued in connection with this offering. Paul Hastings LLP may rely upon the opinion of Ober, Kaler, Grimes & Shriver, a Professional Corporation.

EXPERTS

Grant Thornton LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of our internal control over financial reporting as of December 31, 2010, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Grant Thornton LLP’s reports, given on their authority as experts in accounting and auditing. The combined statement of revenues and certain expenses of Kentland Communities and related acquired entities for the year ended December 31, 2010, appearing in Amendment No. 1 to our Current Report on Form 8-K/A filed with the SEC on July 28, 2011, has been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and included in this prospectus supplement. Such combined statement of revenues and certain expenses is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Origen Financial, Inc. as of December 31, 2010 and December 31, 2009 incorporated in this prospectus supplement by reference from Exhibit 99.1 to our Annual Report on Form 10-K/A filed with the SEC on March 31, 2011, have been so incorporated in reliance on the report of Baker Tilly Virchow Krause, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange and such reports, proxy statements and other information concerning us can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Additionally, we make these filings available, free of charge, through the Investor Relations section of our website at www.suncommunities.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on the website listed above, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered in connection with this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, which is part of the registration statement, do not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. For further information regarding us and the common stock offered in this prospectus supplement and the accompanying prospectus, please refer to the registration statement and the documents filed or incorporated by reference as exhibits to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement and its exhibits from the SEC as indicated above or from us.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC prior to the termination of the offering under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (solely to the extent that such information set forth in any such document is filed with, as opposed to furnished to, the SEC under the Exchange Act):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on February 24, 2011;

•	Our Amendment to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010, filed on March 31, 2011;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011, filed on April 28, 2011, July 28, 2011 and October 25, 2011, respectively;

•	Our Proxy Statement for the Annual Meeting of Stockholders held July 27, 2011, filed on May 25, 2011;

•

Our Current Reports on Form 8-K and 8-K/A filed on March 3, 2011, March 8, 2011, April 1, 2011, May 12, 2011, May 31, 2011, June 29, 2011 (as amended on July 28, 2011), July 28, 2011, August 2, 2011, October 3, 2011, December 8, 2011, December 22, 2011 and January 6, 2012;

•	The description of our common stock contained in the Registration Statement on Form 8-A filed November 23, 1993, including any amendment or report filed to update such description; and

•

The description of certain dividend distribution rights associated with our common stock contained in the Registration Statement on Form 8-A filed June 3, 2008, including any amendment or report filed to update such description.

The reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and will update, supplement and supersede the information in this prospectus supplement and the accompanying prospectus. We will provide to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with this prospectus supplement and the accompanying prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request a copy of any of this information by writing us at the following address: Sun Communities, Inc., 27777 Franklin Road, Suite 200, Southfield, Michigan, 48034, Attention: Investor Relations; or by calling our Investor Relations Department at telephone number (248) 208-2500.

PROSPECTUS

Up to $300,000,000

SUN COMMUNITIES, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

SECURITIES WARRANTS

We may offer and sell from time to time, together or separately, debt securities, common stock, preferred stock, or warrants or any combination of securities described in this prospectus, individually or in units, in one or more offerings, at prices and upon terms as set forth in a prospectus supplement. The maximum aggregate public offering price of the securities offered by this prospectus will not exceed $300,000,000. We urge you to read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities, carefully before you make your investment decision.

The debt securities, preferred stock, common stock and warrants are collectively referred to herein as the “securities.” This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a supplement to this prospectus that will contain more specific information about the terms of that offering, including the prices at which those securities will be sold. For each type of security listed above, the amount, price and terms will be determined at or prior to the sale. The securities may be sold for U.S. dollars, foreign currencies or foreign currency units, and the securities may be payable in U.S. dollars, foreign currencies or foreign currency units. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “SUI.” The last reported sale price of the common stock as reported on the New York Stock Exchange on April 16, 2009, was $13.81 per share.

YOU SHOULD CAREFULLY CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 3 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SECURITIES.

Neither the Securities and Exchange Commission

nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy

of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities

unless accompanied by a prospectus supplement.

The date of this Prospectus is May 14, 2009

About This Prospectus

This prospectus is part of a registration statement that Sun Communities, Inc., a Maryland corporation (hereinafter sometimes referred to as “we”, “us”, or the “Company”), filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. We may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. We may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus. Except for those instances in which a specific date is referenced, the information in this prospectus is accurate as of the date of this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information”.

We believe that we have included or incorporated by reference all information material to investors in this prospectus, but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with or incorporated by reference into the registration statement.

Where You Can Find More Information

We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov. In addition, our common stock is listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering is complete; provided, however, that we are not incorporating by reference any information furnished to, but not filed with, the SEC under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K, as well as any exhibits filed on such forms that are related to such items.

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 13, 2009.

2.	The Company’s Amendment to its Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 30, 2009.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

Sun Communities, Inc.

27777 Franklin Road

Suite 200

Southfield, MI 48034

Attn: Corporate Secretary

(248) 208-2500

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

The Company

As used in this prospectus, “Company,” “us,” “we,” “our” and similar terms means Sun Communities, Inc., a Maryland corporation, and one or more of its subsidiaries (including the Operating Partnership (as defined below) and Sun Home Services, Inc.).

We are a self-administered and self-managed real estate investment trust, or REIT. We own, operate, develop and finance manufactured housing communities concentrated in the midwestern and southeastern United States. We are a fully integrated real estate company which, together with our affiliates and predecessors, have been in the business of acquiring, operating and expanding manufactured housing communities since 1975. As of December 31, 2008, we owned and operated a portfolio of 136 properties located in eighteen states (the “Properties” or “Property”), including 124 manufactured housing communities, four recreational vehicle communities, and eight properties containing both manufactured housing and recreational vehicle sites. As of December 31, 2008, the Properties contained an aggregate of 47,613 developed sites comprised of 42,299 developed manufactured home sites, 3,107 permanent recreational vehicle sites, 2,207 seasonal recreational vehicle sites, and an additional 6,081 manufactured home sites suitable for development. In order to enhance property performance and cash flow, the Company, through Sun Home Services, Inc., a Michigan corporation (“SHS”), actively markets, sells and leases new and pre-owned manufactured homes for placement in the Properties.

Structured as an umbrella partnership REIT, or UPREIT, Sun Communities Operating Limited Partnership, a Michigan limited partnership (the “Operating Partnership”), is the entity through which we conduct substantially all of our operations, and which owns, either directly or indirectly through subsidiaries, all of our assets (the subsidiaries, collectively with the Operating Partnership, the “Subsidiaries”). This UPREIT structure enables us to comply with certain complex requirements under the Federal tax rules and regulations applicable to REITs, and to acquire manufactured housing communities in transactions that defer some or all of the sellers’ tax consequences. We are the sole general partner of, and, as of December 31, 2008, held approximately 89.4% of the interests (not including preferred limited partnership interests) in, the Operating Partnership. The Subsidiaries also include SHS, which provides manufactured home sales and other services to current and prospective tenants of the Properties.

Our executive and principal property management office is located at 27777 Franklin Road, Suite 200, Southfield, Michigan 48034 and our telephone number is (248) 208-2500. We have regional property management offices located in Austin, Texas; Dayton, Ohio; Grand Rapids, Michigan; Elkhart, Indiana; and Orlando, Florida, and we employed an aggregate of 644 people as of December  31, 2008.

Forward-Looking Statements

This prospectus contains various “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. For this purpose, any statements contained in this filing that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “forecasts,” “anticipates,” “intends,” “plans,” “expects,” “may”, “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect the Company’s current views with respect to future events and financial performance, but involve known and unknown risks and uncertainties, both general and specific to the matters discussed in this filing. These risks and uncertainties may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward looking statements. Such risks and uncertainties include the national, regional and local economic climates, the ability to maintain rental rates and occupancy levels, competitive market forces, changes in market rates of interest, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those risks and uncertainties referenced under the headings entitled “Risk Factors” contained in this prospectus and the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained in this prospectus speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward-looking statements made herein to reflect changes in the Company’s expectations of future events.

Risk Factors

Our prospects are subject to certain uncertainties and risks. Our future results could differ materially from current results, and our actual results could differ materially from those projected in forward-looking statements as a result of certain risk factors. These risk factors include, but are not limited to, those set forth below, other one-time events, and important factors disclosed previously and from time to time in other Company filings with the Securities and Exchange Commission. This registration statement contains certain forward-looking statements.

Real Estate Risks

General economic conditions and the concentration of our properties in Michigan, Florida, Indiana, and Texas may affect our ability to generate sufficient revenue.

The market and economic conditions in our current markets generally, and specifically in metropolitan areas of our current markets, may significantly affect manufactured home occupancy or rental rates. Occupancy and rental rates, in turn, may significantly affect our revenues, and if our communities do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to pay or refinance our debt obligations could be adversely affected. We derived significant amounts of rental income for the twelve month period ended December 31, 2008 from properties located in Michigan, Florida, Indiana, and Texas. As of December 31, 2008, 47 of our 136 Properties, or approximately 30% of developed sites, are located in Michigan, 19 Properties, or approximately 21% of developed sites, are located in Florida, 18 Properties, or approximately 14% of developed sites, are located in Indiana, and 17 Properties, or approximately 11% of developed sites, are located in Texas. As a result of the geographic concentration of our Properties in Michigan, Florida, Indiana, and Texas, we are exposed to the risks of downturns in the local economy or other local real estate market conditions which could adversely affect occupancy rates, rental rates and property values of properties in these markets.

The following factors, among others, may adversely affect the revenues generated by our communities:

•	the national and local economic climate which may be adversely impacted by, among other factors, plant closings and industry slowdowns;

•	local real estate market conditions such as the oversupply of manufactured housing sites or a reduction in demand for manufactured housing sites in an area;

•	the number of repossessed homes in a particular market;

•	the lack of an established dealer network;

•	the rental market which may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates;

•	the perceptions by prospective tenants of the safety, convenience and attractiveness of the Properties and the neighborhoods where they are located;

•	zoning or other regulatory restrictions;

•	competition from other available manufactured housing sites and alternative forms of housing (such as apartment buildings and site-built single-family homes);

•	our ability to provide adequate management, maintenance and insurance;

•	increased operating costs, including insurance premiums, real estate taxes and utilities; or

•	the enactment of rent control laws or laws taxing the owners of manufactured homes.

Our income would also be adversely affected if tenants were unable to pay rent or if sites were unable to be rented on favorable terms. If we were unable to promptly relet or renew the leases for a significant number of the sites, or if the rental rates upon such renewal or reletting were significantly lower than expected rates, then our business and results of operations could be adversely affected. In addition, certain expenditures associated with each equity investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions.

Competition affects occupancy levels and rents which could adversely affect our revenues.

All of our Properties are located in developed areas that include other manufactured housing community properties. The number of competitive manufactured housing community properties in a particular area could have a material adverse effect on our ability to lease sites and increase rents charged at our Properties or at any newly acquired properties. We may be competing with others with greater resources and whose officers and directors have more experience than our officers and directors. In addition, other forms of multi-family residential properties, such as private and federally funded or assisted multi-family housing projects and single-family housing, provide housing alternatives to potential tenants of manufactured housing communities.

Our ability to sell or lease manufactured homes may be affected by various factors, which may in turn adversely affect our profitability.

SHS is in the manufactured home market offering manufactured home sales and leasing services to tenants and prospective tenants of our communities. The market for the sale and lease of manufactured homes may be adversely affected by the following factors:

•	downturns in economic conditions which adversely impact the housing market;

•	an oversupply of, or a reduced demand for, manufactured homes;

•	the difficulty facing potential purchasers in obtaining affordable financing as a result of heightened lending criteria; and

•	an increase or decrease in the rate of manufactured home repossessions which provide aggressively priced competition to new manufactured home sales.

Any of the above listed factors could adversely impact our rate of manufactured home sales and leases, which would result in a decrease in profitability.

Increases in taxes and regulatory compliance costs may reduce our revenue.

Costs resulting from changes in real estate laws, income taxes, service or other taxes, generally are not passed through to tenants under leases and may adversely affect our funds from operations and our ability to pay or refinance our debt. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect our business and results of operations.

We may not be able to integrate or finance our development activities.

From time to time, we engage in the construction and development of new communities, and may continue to engage in the development and construction business in the future. Our development and construction business may be exposed to the following risks which are in addition to those risks associated with the ownership and operation of established manufactured housing communities:

•	we may not be able to obtain financing with favorable terms for community development which may make us unable to proceed with the development;

•

we may be unable to obtain, or face delays in obtaining, necessary zoning, building and other governmental permits and authorizations, which could result in increased costs and delays, and even require us to abandon development of the community entirely if we are unable to obtain such permits or authorizations;

•	we may abandon development opportunities that we have already begun to explore and as a result we may not recover expenses already incurred in connection with exploring such development opportunities;

•	we may be unable to complete construction and lease-up of a community on schedule resulting in increased debt service expense and construction costs;

•

we may incur construction and development costs for a community which exceed our original estimates due to increased materials, labor or other costs, which could make completion of the community uneconomical and we may not be able to increase rents to compensate for the increase in development costs which may impact our profitability;

•	we may be unable to secure long-term financing on completion of development resulting in increased debt service and lower profitability; and

•	occupancy rates and rents at a newly developed community may fluctuate depending on several factors, including market and economic conditions, which may result in the community not being profitable.

If any of the above occurred, our business and results of operations could be adversely affected.

We may not be able to integrate or finance our acquisitions and our acquisitions may not perform as expected.

We acquire and intend to continue to acquire manufactured housing communities on a select basis. Our acquisition activities and their success are subject to the following risks:

•

we may be unable to acquire a desired property because of competition from other well capitalized real estate investors, including both publicly traded real estate investment trusts and institutional investment funds;

•

even if we enter into an acquisition agreement for a property, it is usually subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction, which may not be satisfied;

•	even if we are able to acquire a desired property, competition from other real estate investors may significantly increase the purchase price;

•	we may be unable to finance acquisitions on favorable terms;

•	acquired properties may fail to perform as expected;

•

acquired properties may be located in new markets where we face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and

•	we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations.

If any of the above occurred, our business and results of operations could be adversely affected.

In addition, we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if a liability were to be asserted against us based upon ownership of those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow.

Rent control legislation may harm our ability to increase rents.

State and local rent control laws in certain jurisdictions may limit our ability to increase rents and to recover increases in operating expenses and the costs of capital improvements. Enactment of such laws has been considered from time to time in other jurisdictions. Certain Properties are located, and we may purchase additional properties, in markets that are either subject to rent control or in which rent-limiting legislation exists or may be enacted.

We may be subject to environmental liability.

Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous substances at, on, under or in such property. Such laws often impose such liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner’s ability to sell or rent such property, to borrow using such property as collateral or to develop such property. Persons who arrange for the disposal or treatment of hazardous substances also may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility owned or operated by another person. In addition, certain environmental laws impose liability for the management and disposal of asbestos-containing materials and for the release of such materials into the air. These laws may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials. In connection with the ownership, operation, management, and development of real properties, we may be considered an owner or operator of such properties and, therefore, are potentially liable for removal or remediation costs, and also may be liable for governmental fines and injuries to persons and property. When we arrange for the treatment or disposal of hazardous substances at landfills or other facilities owned by other persons, we may be liable for the removal or remediation costs at such facilities.

All of the Properties have been subject to a Phase I or similar environmental audit (which involves general inspections without soil sampling or ground water analysis) completed by independent environmental consultants. These environmental audits have not revealed any significant environmental liability that would have a material adverse effect on our business. These audits cannot reflect conditions arising after the studies were completed, and no assurances can be given that existing environmental studies reveal all environmental liabilities, that any prior owner or operator of a property or neighboring owner or operator did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more Properties.

Losses in excess of our insurance coverage or uninsured losses could adversely affect our cash flow.

We maintain comprehensive liability, fire, flood (where appropriate), extended coverage, and rental loss insurance on the Properties with policy specifications, limits, and deductibles which are customarily carried for similar properties. As a result of market conditions in the insurance industry, we carry a $250,000 deductible on our liability insurance. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, or acts of war. In the event an uninsured loss occurs, we could lose both our investment in and anticipated profits and cash flow from the affected property. Any loss would adversely affect our ability to repay our debt.

Financing and Investment Risks

Our significant amount of debt could limit our operational flexibility or otherwise adversely affect our financial condition.

We have a significant amount of debt. As of December 31, 2008, we had approximately $1.2 billion of total debt outstanding, consisting of approximately $1.1 billion in debt that is collateralized by mortgage liens on 105 of the Properties (the “Mortgage Debt”) and secured by collateralized receivables, $4.6 million collateralized by liens on manufactured homes, and $135.2 million in unsecured debt. If we fail to meet our obligations under the Mortgage Debt, the lender would be entitled to foreclose on all or some of the Properties securing such debt which could have a material adverse effect on us and our ability to make expected distributions, and could threaten our continued viability.

We are subject to the risks normally associated with debt financing, including the following risks:

•

our cash flow may be insufficient to meet required payments of principal and interest, or require us to dedicate a substantial portion of our cash flow to pay our debt and the interest associated with our debt rather than to other areas of our business;

•	our existing indebtedness may limit our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt;

•	it may be more difficult for us to obtain additional financing in the future for our operations, working capital requirements, capital expenditures, debt service or other general requirements;

•	we may be more vulnerable in the event of adverse economic and industry conditions or a downturn in our business;

•	we may be placed at a competitive disadvantage compared to our competitors that have less debt; and

•	we may not be able to refinance at all or on favorable terms, as our debt matures.

If any of the above risks occurred, our financial condition and results of operations could be materially adversely affected.

We may be able to incur substantially more debt which would increase the risks associated with our substantial leverage.

Despite our current indebtedness levels, we may still be able to incur substantially more debt in the future. If new debt is added to our current debt levels, an even greater portion of our cash flow will be needed to satisfy our debt service obligations. As a result, the related risks that we now face could intensify and increase the risk of a default on our indebtedness.

Our equity investment in Origen Financial, Inc., may subject us to certain risks.

In October 2003, the Company purchased 5,000,000 shares of common stock of Origen Financial, Inc. (“Origen”). The Company owns approximately 19% of Origen as of December 31, 2008, and its investment is accounted for using the equity method of accounting.

Origen was a publicly traded real estate investment trust that originated and serviced manufactured home loans. In March 2008, Origen announced that conditions in the credit markets had adversely impacted Origen’s business and financial condition. In response, Origen suspended loan originations and took steps to right-size its work force. Following this announcement, Origen executed an asset disposition and management plan and sold $176 million of unsecuritized loans, and its servicing and origination platforms. In December 2008, Origen voluntarily delisted its common stock from the NASDAQ Global Market and deregistered its common stock under the Securities and Exchange Act of 1934. Currently, Origen is actively managing its residual interests in securitized loans, whole loans, and bond holdings which provide continuing cash flows for the organization.

If Origen’s business and financial condition do not perform as expected, our investment in Origen may result in additional other than temporary impairment charges and financial condition and results of operations could be materially adversely affected.

The Company recorded losses from our investment in Origen of $16.5 million, $8.0 million, and $16.6 million for the years ended December 31, 2008, 2007, and 2006, respectively. These losses are comprised of: 1) other than temporary charges to the carrying value of the Origen investment; and 2) our equity allocation of the anticipated losses from Origen. The components of the loss associated with our investment in Origen are summarized as follows (in thousands):

	Years Ended December 31,
	2008	2007	2006
Equity income (loss) from Origen affiliate	$(6,851)	$(6,099)	$1,417
Other than temporary impairment charges	(9,619)	(1,870)	(18,000)

Total loss from Origen affiliate	$(16,470)	$(7,969)	$(16,583)

The financial condition and solvency of our borrowers may adversely affect our installment and other loans.

As of December 31, 2008, we had outstanding approximately $47.4 million, net of reserves, in installment loans to owners of manufactured homes. These installment loans are collateralized by the manufactured homes. We may invest in additional mortgages and installment loans in the future. By virtue of our investment in the mortgages and the loans, we are subject to the following risks of such investment:

•	the borrowers may not be able to make debt service payments or pay principal when due;

•	the value of property securing the mortgages and installment notes receivable may be less than the amounts owed; and

•	interest rates payable on the mortgages and installment notes receivable may be lower than our cost of funds.

If any of the above occurred, our business and results of operations could be adversely affected.

Tax Risks

We may suffer adverse tax consequences and be unable to attract capital if we fail to qualify as a REIT.

We believe that since our taxable year ended December 31, 1994, we have been organized and operated, and intend to continue to operate, so as to qualify for taxation as a REIT under the Internal Revenue Code (“Code”). Although we believe that we have been and will continue to be organized and have operated and will continue to operate so as to qualify for taxation as a REIT, we cannot assure you that we have been or will continue to be organized or operated in a manner to so qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within our control. In addition, frequent changes occur in the area of REIT taxation, which require the Company continually to monitor its tax status.

If we fail to qualify as a REIT in any taxable year, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability to us for the years involved. In addition, distributions to stockholders would no longer be required to be made. Even if we qualify for and maintain our REIT status, we will be subject to certain federal, state and local taxes on our property and certain of our operations.

We intend for the Operating Partnership to qualify as a partnership, but we cannot guarantee that it will qualify.

We believe that the Operating Partnership has been organized as a partnership and will qualify for treatment as such under the Code. However, if the Operating Partnership is deemed to be a “publicly traded partnership,” it will be treated as a corporation instead of a partnership for federal income tax purposes unless at least 90% of its income is qualifying income as defined in the Code. The income requirements applicable to REITs and the definition of “qualifying income” for purposes of this 90% test are similar in most respects. Qualifying income for the 90% test generally includes passive income, such as specified types of real property rents, dividends and interest. We believe that the Operating Partnership would meet this 90% test, but we cannot guarantee that it would. If the Operating Partnership were to be taxed as a corporation, it would incur substantial tax liabilities, we would fail to qualify as a REIT for federal income tax purposes, and our ability to raise additional capital could be significantly impaired.

Our ability to accumulate cash may be restricted due to certain REIT distribution requirements.

In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income (calculated without any deduction for dividends paid and excluding net capital gain) and to avoid federal income taxation, our distributions must not be less than 100% of our REIT taxable income, including capital gains. As a result of the distribution requirements, we do not expect to accumulate significant amounts of cash. Accordingly, these distributions could significantly reduce the cash available to us in subsequent periods to fund our operations and future growth.

Business Risks

Some of our directors and officers may have conflicts of interest with respect to certain related party transactions and other business interests.

Ownership of Origen. In the 2003 recapitalization of Origen Financial, Inc., (“Origen”), the Company purchased 5,000,000 shares of Origen common stock for $50 million and Shiffman Origen LLC (which is owned by the Milton M. Shiffman Spouse’s Marital Trust, Gary A. Shiffman (the Company’s Chief Executive Officer), and members of Mr. Shiffman’s family) purchased 1,025,000 shares of Origen common stock for approximately $10.3 million. Gary A. Shiffman is a member of the board of directors of Origen and Arthur A. Weiss, a director of the Company, is a trustee of the Milton M. Shiffman Spouse’s Marital Trust.

Accordingly, in all transactions involving Origen, Mr. Shiffman and/or Mr. Weiss may have a conflict of interest with respect to their respective obligations as an officer and/or director of the Company. The following are the current transactions and agreements involving Origen which may present a conflict of interest for Mr. Shiffman and/or Mr. Weiss:

•

We previously had a loan servicing agreement with Origen Servicing, Inc., a wholly-owned subsidiary of Origen, which serviced our portfolio of manufactured home loans. Origen agreed to fund loans that met our underwriting guidelines and then transfer those loans to us pursuant to a Loan Origination, Sale and Purchase Agreement. We paid Origen a fee of $550 per loan pursuant to a Loan Origination, Sale and Purchase Agreement which totaled approximately $0.2 million during 2008 and 2007. We purchased loans, at par, from Origen which totaled approximately $12.4 million and $13.3 million during 2008 and 2007, respectively. We also purchased $0.6 million and $1.2 million of repossessed manufactured homes located within our communities that were owned by Origen during 2008 and 2007, respectively.

•

With the sale of Origen’s servicing platform assets to Green Tree Servicing LLC, we engaged a different entity to continue the servicing of the manufactured home loans. In order to transfer the manufactured home loan servicing contract to a different service provider, we paid Origen a fee of $0.3 million.

In addition to the transactions with Origen and the LLC described above, Mr. Shiffman and his affiliates and/ or Mr. Weiss have entered into the following transactions with the Company:

•

Legal Counsel. During 2008, Jaffe, Raitt, Heuer, & Weiss, Professional Corporation (“JRH&W”) acted as the Company’s general counsel and represented the Company in various matters. Arthur A. Weiss, a director of the Company, is the Chairman of the Board of Directors and a shareholder of such firm. The Company incurred legal fees and expenses of approximately $1.0 million in 2008 and 2007 and approximately $1.3 million in 2006, in connection with services rendered by JRH&W.

•

Lease of Executive Offices. Gary A. Shiffman, together with certain family members, indirectly owns a 21 percent equity interest in American Center LLC, the entity from which we lease office space for our principal executive offices. Arthur A. Weiss owns a 0.75 percent indirect interest in American Center LLC. This lease was for an initial term of five years, beginning May 1, 2003, with the right to extend the lease for an additional five year term. On July 30, 2007, the Company exercised its option to extend its lease for its executive offices. The extension was for a period of five years commencing on May 1, 2008. On August 8, 2008, the Company modified its lease agreement to lease approximately 5,300 additional square feet, for a total of approximately 36,700 rentable square feet, and extend the term of the lease until August 31, 2015, with an option to renew for an additional five years. The annual base rent under the current lease is $18.81 per square foot (gross) and will remain this amount through August 31, 2015. Mr. Shiffman and Mr. Weiss may have a conflict of interest with respect to their obligations as an officer and/or director of the Company and their ownership interest in American Center LLC.

•

Tax Consequences Upon Sale of Properties. Gary A. Shiffman holds limited partnership interests in the Operating Partnership which were received in connection with the contribution of 24 properties (four of which have been sold) from partnerships previously affiliated with him (the “Sun Partnerships”). Prior to any redemption of these limited partnership interests for our common stock, Mr. Shiffman will have tax consequences different from those of us and our public stockholders on the sale of any of the Sun Partnerships. Therefore, Mr. Shiffman and the Company may have different objectives regarding the appropriate pricing and timing of any sale of those properties.

We rely on key management.

We are dependent on the efforts of our executive officers, particularly Gary A. Shiffman, John B. McLaren, Karen J. Dearing and Jonathan M. Colman (together, the “Senior Officers”). The loss of services of one or more of our executive officers could have a temporary adverse effect on our operations. We do not currently maintain or contemplate obtaining any “key-man” life insurance on the Senior Officers.

Certain provisions in our governing documents may make it difficult for a third-party to acquire us.

9.8% Ownership Limit. In order to qualify and maintain our qualification as a REIT, not more than 50% of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals. Thus, ownership of more than 9.8% of our outstanding shares of common stock by any single stockholder has been restricted, with certain exceptions, for the purpose of maintaining our qualification as a REIT under the Code. Such restrictions in our charter do not apply to Gary Shiffman, the Milton M. Shiffman Spouse’s Marital Trust and the Estate of Robert B. Bayer.

The 9.8% ownership limit, as well as our ability to issue additional shares of common stock or shares of other stock (which may have rights and preferences over the common stock), may discourage a change of control of the Company and may also: (1) deter tender offers for the common stock, which offers may be advantageous to stockholders; and (2) limit the opportunity for stockholders to receive a premium for their common stock that might otherwise exist if an investor were attempting to assemble a block of common stock in excess of 9.8% of the outstanding shares of the Company or otherwise effect a change of control of the Company.

Staggered Board. Our Board of Directors has been divided into three classes of directors. The term of one class will expire each year. Directors for each class will be chosen for a three-year term upon the expiration of such class’s term, and the directors in the other two classes will continue in office. The staggered terms for directors may affect the stockholders’ ability to change control of the Company even if a change in control were in the stockholders’ interest.

Preferred Stock. Our charter authorizes the Board of Directors to issue up to 10,000,000 shares of preferred stock and to establish the preferences and rights (including the right to vote and the right to convert into shares of common stock) of any shares issued. The power to issue preferred stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders’ interest.

Rights Plan. We adopted a stockholders’ rights plan in 2008 that provides our stockholders (other than a stockholder attempting to acquire a 15% or greater interest in the Company) with the right to purchase stock in the Company at a discount in the event any person attempts to acquire a 15% or greater interest in the Company. Because this plan could make it more expensive for a person to acquire a controlling interest in the Company, it could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders’ interest.

Changes in our investment and financing policies may be made without stockholder approval.

Our investment and financing policies, and our policies with respect to certain other activities, including our growth, debt, capitalization, distributions, REIT status, and operating policies, are determined by our Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised from time to time at the discretion of the Board of Directors without notice to or a vote of our stockholders. Accordingly, stockholders may not have control over changes in our policies and changes in our policies may not fully serve the interests of all stockholders.

Substantial sales of our common stock could cause our stock price to fall.

Sales of a substantial number of shares of our common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. As of December 31, 2008, up to approximately 2.7 million shares of our common stock may be issued in the future to the limited partners of the Operating Partnership in exchange for their common limited partnership interests (“Common OP Units”) and preferred limited partnership interests (“Preferred OP Units”). These Preferred OP Units are convertible into common shares at a price of $68 per share. The limited partners may sell such shares pursuant to registration rights or an available exemption from registration. Also, in 2009, Water Oak, Ltd., a former owner of one of the Properties, will be issued Common OP Units with a value of approximately $1,250,000. In addition, as of December 31, 2008, options to purchase 205,906 shares of our common stock were outstanding under our 1993 Employee Stock Option Plan, our 1993 Non-Employee Director Stock Option Plan, our 2004 Non-Employee Director Option Plan, and our Long-Term Incentive Plan (the “Plans”). No prediction can be made regarding the effect that future sales of shares of our common stock or our other securities will have on the market price of shares.

An increase in interest rates may have an adverse effect on the price of our common stock.

One of the factors that may influence the price of our common stock in the public market will be the annual distributions to stockholders relative to the prevailing market price of the common stock. An increase in market interest rates may tend to make the common stock less attractive relative to other investments, which could adversely affect the market price of our common stock.

The current volatility in economic conditions and the financial markets may adversely affect our industry, business and financial performance.

The capital and credit markets have been experiencing, and continue to experience, extreme volatility and disruption. In recent months, the volatility and disruption have reached unprecedented levels. In many cases, the markets have exerted downward pressure on stock prices and credit capacity for certain issuers. In response to these developments, the U.S. government has taken, and may take further, steps designed to stabilize markets generally and strengthen financial institutions in particular. The impact, if any, that these financial market events or these governmental actions might have on us and our business is uncertain and cannot be estimated at this time. The other risk factors presented in this prospectus discuss some of the principal risks inherent in our business, including liquidity risks, operational risks, and credit risks, among others. The current upheaval in financial markets has accentuated each of these risks and magnified their potential effect on us. At the same time, there appears to be a general weakening of the U.S. economy and the economies of many other countries. If these economic developments continue to worsen, there could be an adverse impact on our access to capital, stock price and our operating results.

Ratio of Earnings to Fixed Charges

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated:

	Fiscal Years Ended December 31,
	2004	2005	2006	2007	2008
Ratio of Earnings to Fixed Charges	0.17:1	0.92:1	0.82:1	0.87:1	0.74:1

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of pre-tax income from continuing operations before adjustment for minority interests and income or loss from equity investees plus fixed charges less capitalized interest. Fixed charges consist of interest expense (including the amortization of debt issuance costs), capitalized interest and distributions to preferred OP unit holders. In addition, we had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

Use of Proceeds

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Unless otherwise indicated in a prospectus supplement, we currently anticipate that we will use the net proceeds from the sale of the securities for general corporate purposes, including working capital, acquisitions, retirement of debt, and other business opportunities.

Description of Debt Securities

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

We will issue the senior notes under a senior indenture which we will enter into with the trustee named in the senior indenture. We will issue the subordinated notes under a subordinated indenture which we will enter into with the trustee named in the subordinated indenture. We have filed forms of these documents as exhibits to the registration statement of which this prospectus is a part. The terms of any indenture that we enter into may differ from the terms we describe below. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture.

The indentures will be qualified under the Trust Indenture Act of 1939, or the Trust Indenture Act. We use the term “debenture trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the senior notes, the subordinated notes and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the complete indentures that contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

The debt securities will be direct, unsecured obligations of the Company and may either be senior or subordinated debt securities. We will describe in the applicable prospectus supplement the terms relating to a series of debt securities, including:

•	the title;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	the maturity date;

•	the principal amount due at maturity, and whether the debt securities will be issued with any original issue discount;

•

whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate, the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

the date, if any, after which, the conditions upon which, and the price at which we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions, and any other applicable terms of those redemption provisions;

•	provisions for a sinking fund, purchase or other analogous fund, if any;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material or special United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	the procedures for any auction and remarketing, if any;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	if other than dollars, the currency in which the series of debt securities will be denominated; and

•

any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default that are in addition to those described in this prospectus or any covenants provided with respect to the debt securities that are in addition to those described above, and any terms which may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor of ours or acquiror of such assets must assume all of our obligations under the indentures and the debt securities.

If the debt securities are convertible for our other securities, the person with whom we consolidate or merge or to whom we sell all of our property must make provision for the conversion of the debt securities into securities which the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

The following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and payable and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Consolidation, Merger or Sale”;

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities and to make all appropriate changes for such purpose;

•	to add to, delete from, or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance, authorization and delivery of debt securities of any series;

•

to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default, or to surrender any of our rights or powers under the indenture; or

•	to change anything that does not harm the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the debenture trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any supplemental indenture.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of any series being redeemed in part during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that, unless we otherwise indicate in the applicable prospectus supplement, we may make interest payments by check which we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in a prospectus supplement, we will designate an office or agency of the debenture trustee in the city of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt, including secured debt or unsecured debt.

Description of Common Stock

The Company has the authority to issue 100,000,000 shares of capital stock, of which 90,000,000 are common stock, par value $0.01 per share. As of April 15, 2009, the Company had outstanding 18,619,612 shares of common stock.

The following description of the common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of debt securities or preferred stock of the Company or upon the exercise of the warrants issued by the Company. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company’s Amended Articles of Incorporation (the “Articles”) and Bylaws.

General

Subject to the preferential rights of any other class or series of stock, holders of the Company’s common stock will be entitled to receive dividends when, as and if declared by the Board of Directors of the Company, out of funds legally available therefor. Payment and declaration of dividends on the common stock and purchases of shares thereof by the Company will be subject to certain restrictions if the Company fails to pay dividends on the preferred stock. See “Description of Preferred Stock.” Upon any liquidation, dissolution or winding up of the Company, holders of common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding preferred stock or senior debt securities.

The common stock will possess ordinary voting rights for the election of directors and in respect of other corporate matters, each share entitling the holder thereof to one vote. Holders of common stock will not have cumulative voting rights in the election of directors. Upon receipt by the Company of lawful payment therefor, the common stock will, when issued, be fully paid and nonassessable, and will not be subject to redemption except (as described in the Articles) as necessary to preserve the Company’s status as a REIT. A stockholder of the Company has no preemptive rights to subscribe for additional shares of common stock or other securities of the Company except as may be granted by the Board of Directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless advised by the Board of Directors and approved by the affirmative vote of stockholders holding at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage in such situations.

Restrictions on Ownership

For the Company to qualify as a REIT under the Code, the common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the issued and outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified private pension plans) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year.

Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the “Ownership Limit”) of the value of the issued and outstanding shares of the Company’s stock. The Board of Directors may exempt a person from the Ownership Limit if evidence satisfactory to the Board of Directors and the Company’s tax counsel is presented that the proposed transfer of stock to the intended transferee will not then or in the future jeopardize the Company’s status as a REIT. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements, and information as may be required by the Board of Directors no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify or to continue to qualify as a REIT. Any transfer of shares of common stock that would: (i) create a direct or indirect ownership of shares of stock in excess of the Ownership Limit; (ii) result in the shares of stock being owned by fewer than 100 persons; or (iii) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares.

The Company’s charter excludes Gary Shiffman, the Milton M. Shiffman Spouse’s Marital Trust and the Estate of Robert B. Bayer from the Ownership Limit. These persons may acquire additional shares of stock through the redemption of OP Units, through the Stock Option Plan, from other stockholders or otherwise, but in no event will they be entitled to acquire additional shares such that the five largest beneficial owners of the Company’s stock hold more than 50% of the total outstanding stock.

Shares purported to be transferred in excess of the Ownership Limit that are not otherwise permitted as provided above will constitute excess shares (“Excess Shares”), which will be transferred by operation of law to the Company as trustee for the exclusive benefit of the person or persons to whom the Excess Shares are ultimately transferred, until such time as the intended transferee retransfers the Excess Shares. While these Excess Shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions. Subject to the Ownership Limit, the Excess Shares may be retransferred by the intended transferee to any person who may hold such Excess Shares at a price not to exceed the price paid by the intended transferee, at which point the Excess Shares will automatically be exchanged for the stock to which the Excess Shares are attributable. In addition, such Excess Shares held in trust are subject to purchase by the Company. The purchase price of any Excess Shares shall be equal to the lesser of the price paid for the stock by the intended transferee and the fair market value of such shares of stock reflected in the closing sales price for the shares of stock, if then traded on the New York Stock Exchange, or the last reported sales price for the shares of stock on any exchange or quotation system over which the Shares may be traded, or, if such quotation is not available, the fair market value as determined by the Board of Directors in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company. From and after the intended transfer to the intended transferee of the Excess Shares, the intended transferee shall cease to be entitled to distributions, voting rights, and other benefits with respect to such shares of the stock except the right to payment of the purchase price for the shares of stock or the transfer of shares as provided above. Any dividend or distribution paid to a proposed transferee on Excess Shares prior to the discovery by the Company that such shares of stock have been transferred in violation of the provisions of the Company’s charter shall be repaid to the Company upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule, or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

All certificates representing shares of stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the value of the outstanding shares of stock of the Company must give a written notice to the Company containing the information specified in the Company’s charter by January 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of common stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority of, shares of common stock might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

The registrar and transfer agent for the common stock is Computershare Trust Company, N.A.

Description of Preferred Stock

The following description of the terms of the preferred stock sets forth certain general terms and provisions of the preferred stock to which any prospectus supplement may relate. Certain other terms of any series of the preferred stock offered by any prospectus supplement will be described in such prospectus supplement. The description of certain provisions of the preferred stock set forth below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company’s Articles (including the Articles Supplementary relating to each series of the preferred stock) which will be filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of the preferred stock.

General

The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock were outstanding as of the date of this prospectus. The Company currently has authorized two classes of preferred stock: Junior Participating Preferred and 9.125% Series A Cumulative Redeemable Perpetual Preferred Stock.

Under the Company’s Articles, the Board of Directors (without further stockholder action) may from time to time establish and issue one or more series of preferred stock with such designations, powers, preferences or rights of the shares of such series and the qualifications, limitations or restrictions thereon.

The preferred stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a prospectus supplement relating to a particular series of the preferred stock. Reference is made to the prospectus supplement relating to the particular series of the preferred stock offered thereby for specific terms, including: (i) the designation and stated value per share of such preferred stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such preferred stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate, if any; (v) any redemption or sinking fund provisions; (vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions. The preferred stock will, when issued for lawful consideration, be fully paid and nonassessable and will have no preemptive rights.

Junior Participating Preferred Stock

In connection with the Board of Directors’ adoption of a rights agreement, the Company designated 1,000,000 shares of its preferred stock as Junior Participating Preferred Stock. At this time, no person has the right to acquire any Junior Participating Preferred Stock. Upon the occurrence of specific events, holders of common stock will have the right to purchase shares of Junior Participating Preferred Stock. Each preferred share will have a quarterly dividend rate per share equal to the greater of $1.00 or one hundred (100) times the per share amount of any dividend, if any, declared per share of common stock. In the event of liquidation, dissolution or winding up of the Company, the holders of Junior Participating Preferred Stock will be entitled to receive a preferred liquidation payment per share of $1.00 (plus accrued and unpaid dividends) or, if greater, an amount equal to one hundred (100) times the payment to be made per share of common stock, subject to certain adjustments.

Generally, each share of Junior Participating Preferred Stock will vote together with the common stock and any other series of cumulative preferred stock entitled to vote in such manner and will be entitled to one hundred (100) votes, subject to certain adjustments. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of Junior Participating Preferred Stock will be entitled to receive one hundred (100) times the aggregate amount of stock, securities, cash and/or other property received per share of common stock.

9.125% Series A Cumulative Redeemable Perpetual Preferred Stock

The Company has designated 2,000,000 shares of its preferred stock as 9.125% Series A Cumulative Redeemable Perpetual Preferred Stock. These preferred shares have specific preferred rights over the common shares with regard to dividends, conversion and liquidation. At this time, no person has the right to acquire any Series A Preferred Shares and none are outstanding.

Preferred Stock Purchase Rights

In June 2008, the Company’s Board of Directors adopted a Rights Agreement. In connection with the agreement, the Board of Directors declared a dividend of one preferred share purchase right for each outstanding share of common stock. The rights are designed to assure that all of the Company’s stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of the Company without paying all stockholders a control premium. The rights will cause substantial dilution to a person or group that acquires 15% or more of the Company’s common stock on terms not approved by the Board of Directors.

Each right will entitle the registered holder, after the rights become exercisable and until June 9, 2018 or the earlier redemption, exchange or termination of the rights, to purchase from the Company 1/100th of a share of Junior Participating Preferred Stock at a price of $100.00 per 1/100th of a preferred share, subject to certain adjustments. Until a right is exercised, the holder will have no rights as a stockholder of the Company beyond those as an existing stockholder. Each right is evidenced by its respective common stock certificate until after specific events occur in which:

•	a person or group of persons acquires or has the right to acquire beneficial ownership of 15% or more of the common stock, or

•	a person or group of persons commences or announces an intention to make a tender offer for 15% or more of the common stock.

If the Company were the surviving corporation in a merger with an entity or any affiliate or associate of an entity causing one of the above events, and the common stock were not changed or exchanged, each holder of a right, other than rights that are or were acquired or beneficially owned by the entity in question, will have the right to receive upon exercise that number of common stock having a market value of two times the then current purchase price of one right. In addition, if after one of the above events occurred, the Company were acquired in a merger or other business combination transaction or more than 50% of its assets or earning power were sold each holder of a right will have the right to receive, upon exercise of the right at the then current purchase price of the right, that number of shares of common stock of the acquiring entity which at the time of the transaction would have a market value of two times the then current purchase price of one right.

After one of the above events occurs, separate certificates evidencing the rights will be mailed to holders of record of the common stock and these separate certificates will evidence the rights. The rights are transferred with and only with the common stock until the above events occurs or the rights are redeemed or expire. Until one of the above events occurs, the Board of Directors may redeem the rights in whole, but not in part, at a price of $.001 per right. Moreover, the Board of Directors, subject to specific restrictions, may amend any provision of the rights agreement. The rights will expire on June 9, 2018, unless earlier redeemed, exchanged or terminated.

Computershare Trust Company, N.A. is the rights agent.

Rank

Unless otherwise specified in the prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of common stock and to all equity securities ranking junior to such preferred stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the preferred stock. The rights of the holders of each series of the preferred stock will be subordinate to those of the Company’s general creditors.

Dividends

Holders of shares of the preferred stock of each series shall be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable prospectus supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company, as specified in the prospectus supplement relating to such series of preferred stock.

Dividends on any series of the preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the preferred stock for which dividends are noncumulative, then the holders of such series of the preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date. Dividends on shares of each series of preferred stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

So long as the shares of any series of the preferred stock shall be outstanding, the Company may not declare or pay any dividends, make a distribution, or purchase, acquire, redeem, pay monies to the holders of in respect of, or set aside or make funds available for a sinking or other analogous fund for the purchase or redemption of, any shares of common stock of the Company or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of preferred stock (the common stock and any such other stock being herein referred to as junior stock), whether in cash or property or in obligations or stock of the Company, other than junior stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than junior stock, unless (i) full dividends (including if such preferred stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the preferred stock of such series and all other classes and series of preferred stock of the Company (other than junior stock, as defined below); and (ii) all sinking or other analogous fund payments and amounts for the repurchase or other mandatory retirement of any shares of preferred stock of such series or any shares of any other preferred stock of the Company of any class or series (other than junior stock) have been paid or duly provided for.

Any dividend payment made on shares of a series of preferred stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

Redemption

A series of preferred stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the prospectus supplement relating to such series. Shares of the preferred stock redeemed by the Company will be restored to the status of authorized but unissued shares of preferred stock.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of such preferred stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such preferred stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable prospectus supplement.

So long as any dividends on shares of any series of the preferred stock or any other series of preferred stock of the Company ranking on a parity as to dividends and distribution of assets with such series of the preferred stock are in arrears, no shares of any such series of the preferred stock or such other series of preferred stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

In the event that fewer than all of the outstanding shares of a series of the preferred stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the preferred stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of each series of preferred stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of the remaining assets of the Company. In the event that upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions shall have been made in full to all holders of shares of preferred stock, the remaining assets of the Company shall be distributed among the holders of junior stock, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

Except as indicated below or in a prospectus supplement relating to a particular series of the preferred stock, or except as required by applicable law, holders of the preferred stock will not be entitled to vote for any purpose.

So long as any shares of the preferred stock of a series remain outstanding, the consent or the affirmative vote of the holders of at least 66-2/3% of the votes entitled to be cast with respect to the then outstanding shares of such series of the preferred stock together with any Other Preferred Stock (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the Company ranking prior to the preferred stock of such series as to dividends, voting or upon distribution of assets; and (ii) to repeal, amend or otherwise change any of the provisions applicable to the preferred stock of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the preferred stock. In case any series of the preferred stock would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the Other Preferred Stock which will be similarly affected, the holders of such series of preferred stock will be entitled to vote as a class, and the Company will not take such action without the consent or affirmative vote, as above provided, of at least 66-2/3% of the total number of votes entitled to be cast with respect to each such series of the preferred stock and the Other Preferred Stock then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

With respect to any matter as to which the preferred stock of any series is entitled to vote, holders of the preferred stock of such series and any other series of preferred stock of the Company ranking on a parity with such series of the preferred stock as to dividends and distributions of assets and which by its terms provides for similar voting rights (the “Other Preferred Stock”) will be entitled to cast the number of votes set forth in the prospectus supplement with respect to that series of preferred stock. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the preferred stock to vote together as a class with the holders of shares of one or more series of Other Preferred Stock, it is possible that the holders of such shares of Other Preferred Stock could approve action that would adversely affect such series of preferred stock, including the creation of a class of capital stock ranking prior to such series of preferred stock as to dividends, voting or distribution of assets.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the preferred stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion.

Restrictions on Ownership

See “Description of Common Stock — Restrictions on Ownership” for a discussion of the restrictions on capital stock (common stock and preferred stock) ownership necessary for the Company to qualify as a REIT under the Code.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the preferred stock will be set forth in the applicable prospectus supplement.

Description of Securities Warrants

The Company may issue securities warrants for the purchase of debt securities, preferred stock or common stock. Securities warrants may be issued independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between the Company and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as an agent of the Company in connection with the securities warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of securities warrants. The following summaries of certain provisions of the securities warrant agreement and the securities warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the securities warrant agreement and the securities warrant certificates relating to each series of securities warrants which will be filed with the Securities and Exchange Commission and incorporated by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of securities warrants.

If securities warrants are offered, the applicable prospectus supplement will describe the terms of such securities warrants, including, in the case of securities warrants for the purchase of debt securities, the following where applicable: (i) the offering price; (ii) the denominations and terms of the series of debt securities purchasable upon exercise of such securities warrants; (iii) the designation and terms of any series of debt securities with which such securities warrants are being offered and the number of such securities warrants being offered with such debt securities; (iv) the date, if any, on and after which such securities warrants and the related series of debt securities will be transferable separately; (v) the principal amount of the series of debt securities purchasable upon exercise of each such securities warrant and the price at which such principal amount of debt securities of such series may be purchased upon such exercise; (vi) the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire; (vii) whether the securities warrants will be issued in registered or bearer form; (viii) any special United States federal income tax consequences; (ix) the terms, if any, on which the Company may accelerate the date by which the securities warrants must be exercised; and (x) any other material terms of such securities warrants.

In the case of securities warrants for the purchase of preferred stock or common stock, the applicable prospectus supplement will describe the terms of such securities warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such securities warrants, the exercise price, and in the case of securities warrants for preferred stock, the designation, aggregate number and terms of the series of preferred stock purchasable upon exercise of such securities warrants; (iii) the designation and terms of any series of preferred stock with which such securities warrants are being offered and the number of such securities warrants being offered with such preferred stock; (iv) the date, if any, on and after which such securities warrants and the related series of preferred stock or common stock will be transferable separately; (v) the date on which the right to exercise such securities warrants shall commence and the expiration date; (vi) any special United States federal income tax consequences; and (vii) any other material terms of such securities warrants.

Securities warrant certificates may be exchanged for new securities warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any securities warrant to purchase debt securities, holders of such securities warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such debt securities or to enforce covenants in the applicable indenture. Prior to the exercise of any securities warrants to purchase preferred stock or common stock, holders of such securities warrants will not have any rights of holders of such preferred stock or common stock, including the right to receive payments of dividends, if any, on such preferred stock or common stock, or to exercise any applicable right to vote.

Exercise of Securities Warrants

Each securities warrant will entitle the holder thereof to purchase such principal amount of debt securities or number of shares of preferred stock or common stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered securities warrants. After the close of business on the expiration date (or such later date to which such expiration date may be extended by the Company), unexercised securities warrants will become void.

Securities warrants may be exercised by delivering to the securities warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the securities warrant certificate. Securities warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days, of the securities warrant certificate evidencing such securities warrants. Upon receipt of such payment and the securities warrant certificate properly completed and duly executed at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement, the Company will, as soon as practicable, issue and deliver the debt securities, preferred stock or common stock, as the case may be, purchasable upon such exercise. If fewer than all of the securities warrants represented by such securities warrant certificate are exercised, a new securities warrant certificate will be issued for the remaining amount of securities warrants.

Amendments and Supplements to Warrant Agreements

In general, the warrant agreements may be amended or supplemented without the consent of the holders of the securities warrants issued thereunder to effect changes that are not inconsistent with the provisions of the securities warrants and that do not adversely affect the interests of the holders of the securities warrants.

Common Stock Warrant Adjustments

Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock covered by, a common stock warrant are subject to adjustment in certain events, including (i) payment of a dividend on the common stock payable in capital stock and stock splits, combinations or reclassification of the common stock; (ii) issuance to all holders of common stock of rights or warrants to subscribe for or purchase shares of common stock at less than their current market price (as defined in the warrant agreement for such series of securities warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable other than in common stock) or of subscription rights and warrants (excluding those referred to above).

No adjustment in the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services.

In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of common stock); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or change of the common stock (other than solely a change in par value or from par value to no par value), then any holder of a common stock warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such common stock warrant the kind and amount of shares of stock or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder’s common stock warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the common stock warrant following any such event consists of common stock of the surviving entity, then from and after the occurrence of such event, the exercise price of such common stock warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common stock were common stock.

Federal Income Tax Considerations and Consequences of Your Investment

The following discussion describes the material U.S. federal income tax consequences relating to our qualification as a REIT and the ownership and disposition of shares of our common stock and, to a lesser extent, our debt securities.

The federal income tax consequences of the ownership and disposition of shares of our preferred stock and of our debt securities depend to a high degree on the specific rights and terms of the preferred stock or debt securities issued. If we offer one or more additional series of preferred stock or debt securities, information about any income tax consequences to holders of those particular shares of preferred stock or debt securities will be included in the documents pursuant to which they are offered to the extent required by applicable law.

Because this is a summary that is intended to address only material federal income tax consequences relating to the ownership and disposition of our common stock and, to a lesser extent, our debt securities that will apply to all holders, it may not contain all the information that may be important to you. As you review this discussion, you should keep in mind that:

•	the tax consequences to you may vary depending on your particular tax situation;

•

special rules that are not discussed below may apply to you if, for example, you are a tax-exempt organization, a broker-dealer, a non-U.S. person, a trust, an estate, a regulated investment company, a financial institution, an insurance company, or otherwise subject to special tax treatment under the Internal Revenue Code;

•	this summary does not address state, local or non-U.S. tax considerations;

•

this summary deals only with common stockholders and holders of debt securities that hold common stock or debt securities, as applicable, as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code; and

•	this discussion is not intended to be, and should not be construed as, tax advice.

You are urged both to review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our securities on your individual tax situation, including any state, local or non-U.S. tax consequences.

The information in this section is based on the current Internal Revenue Code, current, temporary and proposed Treasury regulations, the legislative history of the Internal Revenue Code, current administrative interpretations and practices of the Internal Revenue Service, including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law. Any change could apply retroactively. We have not obtained any rulings from the Internal Revenue Service concerning the tax treatment of the matters discussed below. Thus, it is possible that the Internal Revenue Service could challenge the statements in this discussion, which do not bind the Internal Revenue Service or the courts, and that a court could agree with the Internal Revenue Service.

Taxation of Sun Communities as a REIT

We have elected to be taxed as a REIT under the Internal Revenue Code. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification.

We believe that we are organized and have operated, and we intend to continue to operate, in a manner allowing us to qualify as a REIT, but there can be no assurance that we have qualified or will remain qualified as a REIT. Qualification and taxation as a REIT depend upon our ability to meet, through actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Internal Revenue Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurance that our actual operating results will satisfy the requirements for taxation as a REIT under the Internal Revenue Code for any particular taxable year.

In the opinion of Jaffe, Raitt, Heuer & Weiss, Professional Corporation, commencing with the Company’s taxable year which ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT, and its method of operation enabled it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. In addition, such qualification and taxation as a REIT depends upon the Company’s ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Jaffe, Raitt, Heuer & Weiss, Professional Corporation. Accordingly, no assurance can be given that the actual results of the Company’s operation in any particular taxable year will satisfy such requirements.

So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that is distributed currently to our stockholders. This treatment substantially eliminates “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a corporation. However, we will be subject to federal income tax as follows:

•

We will be taxed at regular corporate rates on any undistributed “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

•	Under some circumstances, we may be subject to the “alternative minimum tax” on our items of tax preference;

•

If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income;

•

Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property;

•

If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the greater of (1) the amount by which 75% of our gross income exceeds the amount of our income qualifying under the 75% test for the taxable year or (2) the amount by which 95% of our gross income exceeds the amount of our income qualifying for the 95% income test for the taxable year, multiplied by a fraction intended to reflect our profitability;

•

If we fail to satisfy any of the asset tests (other than a failure by a de minimis amount of the 5% or 10% asset tests) and we qualify for and satisfy certain cure provisions, then we will have to pay an excise tax equal to the greater of (1) $50,000 and (2) an amount determined by multiplying (x) the net income generated during a specified period by the assets that caused the failure by (y) the highest federal income tax applicable to corporations;

•

If we fail to satisfy any REIT requirements other than the income test or asset test requirements and we qualify for a reasonable cause exception, then we will have to pay a penalty equal to $50,000 for each such failure;

•

We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1)	85% of our REIT ordinary income for the year;

(2)	95% of our REIT capital gain net income for the year; and

(3)	any undistributed taxable income from prior taxable years;

•

We will be subject to a 100% penalty tax on some payments we receive (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and our taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties;

•

If we should acquire any asset from a “C” corporation in a carry-over basis transaction and we subsequently recognize gain on the disposition of such asset during the ten-year recognition period beginning on the date on which we acquired the asset, then, to the extent of any built-in gain, such gain will be subject to tax at the highest regular corporate rate. Built-in gain means the excess of (a) the fair market value of the asset as of the beginning of the applicable recognition period over (b) the adjusted basis in such asset as of the beginning of such recognition period;

•	Income earned by out taxable REIT subsidiaries will be subject to tax at regular corporate rates; and

•

We may be required to pay penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders.

Requirements for qualification as a REIT

We elected to be taxable as a REIT for federal income tax purposes for our taxable year ended December 31, 1994 and for all subsequent taxable years. In order to have so qualified, we must have met and continue to meet the requirements discussed below, relating to our organization, sources of income, nature of assets and distributions of income to stockholders.

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4) that is neither a financial institution nor an insurance company subject to applicable provisions of the Internal Revenue Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer individuals, as defined in the Internal Revenue Code to include specified entities;

(7) that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

(8) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Internal Revenue Code and regulations promulgated thereunder; and

(9) that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions.

Conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

We believe that we have issued sufficient shares of common stock with sufficient diversity of ownership to allow us to satisfy conditions (5) and (6) above. In addition, our charter contains restrictions regarding the transfer of shares of common stock that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements.

To monitor its compliance with condition (6) above, a REIT is required to send annual letters to its stockholders requesting information regarding the actual ownership of its shares. If we comply with the annual letters requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We do not believe that we have any non-REIT earnings and profits and believe that we therefore satisfy this requirement.

Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary (discussed below), all of the stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of Sun Communities will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Taxable REIT Subsidiaries. A “taxable REIT subsidiary” of Sun Communities is a corporation in which we directly or indirectly own stock and that elects, together with us, to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as our taxable REIT subsidiary. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular “C” corporation.

Generally, a taxable REIT subsidiary can perform some impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. A taxable REIT subsidiary also can recognize income that would be subject to the 100% prohibited transaction tax, or income that would be non-qualifying income under the gross income tests, if earned by a REIT. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments in excess of a certain amount made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements between us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

Ownership of Partnership Interests by a REIT. A REIT that is a partner in a partnership (or a member in a limited liability company or other entity that is treated as a partnership for federal income tax purposes) will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn its proportionate share of the partnership’s income. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the gross income and asset tests applicable to REITs as described below. Thus, our proportionate share of the assets and items of income of any entity taxable as a partnership for federal income tax purposes in which we hold an interest, such as Sun Communities Operating Limited Partnership, will be treated as our assets and liabilities and our items of income for purposes of applying the requirements described in this prospectus. The assets, liabilities and items of income of any partnership in which we own an interest include such entity’s share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest.

Income Tests Applicable to REITs. To qualify as a REIT, we must satisfy two gross income tests. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including “rents from real property,” gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from any combination of income qualifying under the 75% test and dividends, interest, and gain from the sale or disposition of stock or securities.

Rents received by us will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary and at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space, or the property leased to the taxable REIT subsidiary is a hotel and certain other requirements are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a taxable REIT subsidiary) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant service income will not qualify as rents from real property.

We have not charged, and do not anticipate charging, rent that is based in whole or in part on the income or profits of any person. We have not derived, and do not anticipate deriving, rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents.

We have provided and will provide services with respect to the manufactured housing communities. We believe that the services with respect to our communities that have been and will be provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants, or, if considered impermissible services, income from the provision of such services with respect to a given property has not and will not exceed 1% of all amounts received by us from such property. Therefore, we believe that the provision of such services has not and will not cause rents received with respect to our communities to fail to qualify as rents from real property. We believe that services with respect to our communities that may not be provided by us directly without jeopardizing the qualification of rent as rents from real property have been and will be performed by independent contractors or taxable REIT subsidiaries.

We may in the future acquire equity stakes in additional taxable REIT subsidiaries, which do not constitute real estate assets. Gain from a sale or other taxable disposition of these interests will constitute income satisfying the 95% income test, but not the 75% income test. The need to satisfy the 75% income test may adversely affect the time at which we chose to sell or dispose of one or more of these investments, depending on the appreciation of these equity interests, if any.

We have earned and continue to earn amounts of non-qualifying income. For example, we earn fees related to the management of properties that are not wholly-owned by. We believe that the amount of non-qualifying income generated from these activities has not affected and will not affect our ability to meet the gross income tests.

Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless such property has been held by us for not less than two years and certain other requirements are satisfied or the gain is realized in a taxable REIT subsidiary. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances of a particular transaction. We generally intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with our investment objectives. We cannot provide any assurance, however, that the Internal Revenue Service might not contend that one or more of these sales are subject to the 100% penalty tax. We intend to hold assets developed or held for sale in taxable REIT subsidiaries. Although a taxable REIT subsidiary is not subject to the 100% penalty tax, it does pay tax on its taxable income and gains at regular corporate rates.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect and, following our identification of such failure for any taxable year, we file a schedule describing each item of our gross income described in the gross income tests in accordance with the applicable Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on non-qualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will fail to qualify as a REIT. As discussed under “— Taxation of Sun Communities as a REIT,” even if these relief provisions apply, a tax would be imposed based on the amount of non-qualifying income.

Asset Tests Applicable to REITs. At the close of each quarter of our taxable year, we must satisfy four tests relating to the nature of our assets:

(1) at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities.;

(2) not more than 25% of our total assets may be represented by securities other than those in the 75% asset class;

(3) except for investments in qualified REIT subsidiaries, taxable REIT subsidiaries, equity interests in REITS or other securities that qualify as “real estate assets” for purposes of the test described in clause (1): the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets; we may not own more than 10% of any one issuer’s outstanding voting securities; and we may not own more than 10% of the value of the outstanding securities of any one issuer; and

(4) not more than 25% of our total assets may be represented by securities of one or more taxable REIT subsidiaries.

Securities for purposes of the asset tests may include debt securities. However, certain debt of an issuer will not count as a security for purposes of the 10% value test, including: (1) debt securities that are “straight debt” as defined in Section 1361 of the Internal Revenue Code, as modified by Section 856(m); (2) debt from an issuer who is an individual; or (3) non straight debt, but only if the REIT possesses an aggregate value of not more than one percent of the value of the issuer’s outstanding securities.

We believe that the aggregate value of our taxable REIT subsidiaries does not exceed 25% of the aggregate value of our gross assets. With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we believe that our pro rata share of the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% voting securities limitation and 10% value limitation with respect to each such issuer. In this regard, however, we cannot provide any assurance that the Internal Revenue Service might not disagree with our determinations.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT if we fail to satisfy the 25%, 20% and 5% asset tests and the 10% value limitation at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the 25%, 20% or 5% asset tests or the 10% value limitation results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any quarter as may be required to cure any noncompliance with the 25%, 20% or 5% asset tests or 10% value limitation.

Moreover, if we fail to satisfy any of the asset tests at the end of a calendar quarter during a taxable year and such failure is not cured within 30 days as described above, we will not lose our REIT status if one of the following additional exceptions applies: (A) the failure is due to a violation of the 5% or 10% asset tests and is “de minimis” (for this purpose, a “de minimis” failure is one that arises from our ownership of assets the total value of which does not exceed the lesser of 1% of the total value of our assets at the end of the quarter in which the failure occurred and $10 million) and we either dispose of the assets that caused the failure or otherwise satisfy any of the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred; or (B) the failure is due to a violation of any of the asset tests (other than a “de minimis” violations of the 5% or 10% asset tests) and all of the following requirements are satisfied: (i) the failure is due to reasonable cause and not willful neglect, (ii) we file a schedule in accordance with Treasury Regulations providing a description of each asset that caused the failure, (iii) we either dispose of the assets that caused the failure or otherwise satisfy the asset tests within 6 months after the last day of the quarter in which our identification of the failure occurred, and (iv) we pay an excise tax equal to the greater of (x) $50,000 and (y) an amount determined by multiplying the net income generated during a specified period by the assets that caused the failure by the highest federal income tax applicable to corporations.

Annual Distribution Requirements Applicable to REITs. To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (b) 90% of the net income, after tax, from foreclosure property, minus (2) the sum of certain specified items of noncash income. In addition, if we recognize any built-in gain, we will be required, under Treasury regulations, to distribute at least 90% of the built-in gain, after tax, recognized on the disposition of the applicable asset. See “— Taxation of Sun Communities as a REIT” for a discussion of the possible recognition of built-in gain. These distributions must be paid either in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the prior year and if paid with or before the first regular dividend payment date after the declaration is made.

We believe that we have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.

We anticipate having sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet this distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (a) the actual receipt of income and the actual payment of deductible expenses and (b) the inclusion of such income and the deduction of such expenses in arriving at our taxable income, or as a result of nondeductible expenses such as principal amortization or capital expenditures in excess of noncash deductions. In the event that such timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay taxable stock dividends in order to meet the dividend requirement.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. We will refer to such dividends as “deficiency dividends.” Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we are subject to tax on these amounts at regular corporate tax rates.

We will be subject to a 4% excise tax on the excess of the required distribution over the sum of amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

(1) 85% of our REIT ordinary income for the year;

(2) 95% of our REIT capital gain net income for the year; and

(3) any undistributed taxable income from prior taxable years.

A REIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, a REIT may elect to have its stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by the REIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

Record-Keeping Requirements. We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.

Failure of Sun Communities to Qualify as a REIT. If we fail to satisfy any REIT requirements (other than the income test or asset test requirements, to which specific cure provisions apply), we generally will be eligible for relief from REIT disqualification if the failure is due to reasonable cause and not willful neglect and we pay a penalty of $50,000 with respect to such failure. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limit on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. Subject to limitations of the Internal Revenue Code, corporate stockholders may be eligible for the dividends-received deduction and non-corporate stockholders may be eligible to treat the dividends received from us as qualified dividend income taxable as net capital gains under the provisions of Section 1(h)(11) of the Internal Revenue Code, for taxable years beginning before January 1, 2011. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost.

Taxation of U.S. stockholders

When we refer to a United States stockholder, we mean a beneficial owner of a share of our common stock that is, for United States federal income tax purposes:

(1) a citizen or resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

(2) a corporation or partnership, or other entity treated as a corporation or partnership for federal income tax purposes, created or organized under the laws of the United States, any state or the District of Columbia;

(3) an estate the income of which is subject to federal income taxation regardless of its source; or

(4) in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. stockholder if it held the common stock directly is also a U.S. stockholder. A “non-U.S. stockholder” is a holder, including any partner in a partnership that holds our common stock, that is not a U.S. stockholder.

Distributions by Sun Communities. So long as we qualify as a REIT, distributions to U.S. stockholders out of our current or accumulated earnings and profits that are not designated as capital gain dividends will be taxable as dividend income and will not be eligible for the dividends received deduction generally available for corporations and generally will not be eligible for treatment as qualified dividend income by non-corporate stockholders. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted tax basis of the stockholder’s shares. Rather, such distributions will reduce the adjusted basis of such shares. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. stockholder’s adjusted basis in its shares will be treated as gain from the sale or exchange of such shares taxable as capital gains in the amount of such excess if the shares are held as a capital asset. If we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend, and the stockholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to stockholders as gain from the sale or exchange of a capital asset held for more than one year, without regard to how long the U.S. stockholder has held its shares. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may choose to retain all or part of our net capital gain and designate such amount as “undistributed capital gain.” We will be subject to tax at regular corporate rates on any undistributed capital gain.

A U.S. stockholder:

(1) will include in its income as long-term capital gains its proportionate share of such undistributed capital gains; and

(2) will be deemed to have paid its proportionate share of the tax paid by us on such undistributed capital gains and receive a credit or a refund to the extent that the tax paid by us exceeds the U.S. stockholder’s tax liability on the undistributed capital gain.

A U.S. stockholder will increase the basis in its common stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

(1) a 15% rate gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 15%; or

(2) an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 15% and 25% rate capital gain dividends by performing the computation required by the Internal Revenue Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate in excess of 25%.

Distributions made by our Company and gain arising from the sale or exchange by a U.S. stockholder of shares will not be treated as passive activity income, and as a result, U.S. stockholders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from our company generally will be treated as investment income for purposes of the investment interest limitations. A U.S. stockholder may elect to treat capital gain dividends and capital gains from the disposition of shares as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed at ordinary income rates. We will notify stockholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. U.S. stockholders may not include in their individual income tax returns any net operating losses or capital losses of our company. Our operating or capital losses would be carried over for potential offset against our future income, subject to applicable limitations.

Sales of Shares. Upon any taxable sale or other disposition of shares, a U.S. stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between:

(1) the amount of cash and the fair market value of any property received on the sale or other disposition; and

(2) the holder’s adjusted basis in the shares for tax purposes.

This gain or loss will be a capital gain or loss if the shares have been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder’s tax bracket. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate stockholders) to a portion of capital gain realized by a noncorporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our company’s shares. In general, any loss recognized by a U.S. stockholder upon the sale or other disposition of shares that have been held for six months or less, after applying the holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by the U.S. stockholder from us that were required to be treated as long-term capital gains. All or a portion of any loss realized upon a taxable disposition of shares may be disallowed if other shares are purchased within 30 days before or after the date of disposition.

Taxation of tax-exempt stockholders

Provided that a tax-exempt stockholder has not held its common stock as “debt financed property” within the meaning of the Internal Revenue Code, the dividend income from our company will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, gain from the sale of shares will not constitute UBTI unless the tax-exempt stockholder has held its shares as debt financed property within the meaning of the Internal Revenue Code or is a dealer in the shares.

However, for tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our company will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt stockholders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI if received by any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code and holds more than 10%, by value, of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “pension trusts.”

A REIT is a pension held REIT if it meets the following two tests:

(1) it qualified as a REIT only by reason of Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining if the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

(2) either (a) at least one pension trust holds more than 25% of the value of the REIT’s stock, or (b) a group of pension trusts each individually holding more than 10% of the value of the REIT’s shares, collectively owns more than 50% of the value of the REIT’s shares.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any taxable year.

Taxation of holders of debt securities and potential tax consequences of their investment in the debt securities

Stated interest and market discount. Holders of debt securities will be required to include stated interest on the debt securities in gross income for federal income tax purposes in accordance with their methods of accounting for tax purposes. This discussion assumes that the debt securities were not issued with original issue discount.

Purchasers of debt securities should be aware that the holding and disposition of debt securities may be affected by the market discount provisions of the Internal Revenue Code. These rules generally provide that if a holder of a debt instrument purchases it at a market discount and subsequently recognizes gain on a disposition of the debt instrument, including a gift or payment on maturity, the lesser of such gain or appreciation, in the case of a gift, and the portion of the market discount that accrued while the debt instrument was held by such holder will be treated as ordinary interest income at the time of the disposition. For this purpose, a purchase at a market discount includes a purchase after original issuance at a price below the debt instrument’s stated principal amount. The market discount rules also provide that a holder who acquires a debt instrument at a market discount and who does not elect to include such market discount in income on a current basis may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

A holder of a debt instrument acquired at a market discount may elect to include the market discount in income as the discount thereon accrues, either on a straight line basis or, if elected, on a constant interest rate basis. The current inclusion election, once made, applies to all market discount obligations acquired by such holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If a holder of a debt security elects to include market discount in income in accordance with the preceding sentence, the foregoing rules with respect to the recognition of ordinary income on a sale or particular other dispositions of such debt security and the deferral of interest deductions on indebtedness related to such debt security would not apply.

Amortizable bond premium. Generally, if the tax basis of an obligation held as a capital asset exceeds the amount payable at maturity of the obligation, such excess may constitute amortizable bond premium that the holder may elect to amortize under the constant interest rate method and deduct the amortized premium over the period from the holder’s acquisition date to the obligation’s maturity date. A holder who elects to amortize bond premium must reduce the tax basis in the related obligation by the amount of the aggregate deductions allowable for amortizable bond premium.

The amortizable bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes. Each prospective purchaser is urged to consult his tax advisor as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes.

Disposition. In general, a holder of a debt security will recognize gain or loss upon the sale, exchange, redemption, payment upon maturity or other taxable disposition of the debt security. The gain or loss is measured by the difference between (a) the amount of cash and the fair market value of property received and (b) the holder’s tax basis in the debt security as increased by any market discount previously included in income by the holder and decreased by any amortizable bond premium deducted over the term of the debt security. However, the amount of cash and the fair market value received excludes cash or other property attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income. Subject to the market discount and amortizable bond premium rules above, any such gain or loss will generally be long-term capital gain or loss, provided the debt security was a capital asset in the hands of the holder and had been held for more than one year.

U.S. taxation of non-U.S. stockholders

Distributions by Sun Communities. Distributions by us to a non-U.S. stockholder that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to withholding of U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. stockholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Any dividends received by a corporate non-U.S. stockholder that is engaged in a

U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of our current and accumulated earnings and profits that exceed the non-U.S. stockholder’s basis in its common stock will be taxable to a non-U.S. stockholder as gain from the sale of common stock, which is discussed below. Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. stockholder in its common stock will reduce the non-U.S. stockholder’s adjusted basis in its common stock and will not be subject to U.S. federal income tax, but will be subject to U.S. withholding tax as described below.

We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions (including distributions that later may be determined to have been in excess of current and accumulated earnings and profits) made to a non-U.S. stockholder unless:

(1) a lower treaty rate applies and the non-U.S. stockholder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate with us; or

(2) the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with non-U.S. stockholder’s trade or business within the U.S.

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies and the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. stockholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. stockholder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

(1) the investment in the common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a stockholder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above, or

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” subject to the exception discussed below for 5% or smaller holders of regularly traded classes of stock, distributions to a non-U.S. stockholder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. stockholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. stockholders will be taxed on this gain at the same rates applicable to U.S. stockholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation.

We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld is creditable against the non-U.S. stockholder’s United States federal income tax liability. A non-U.S. stockholder whose U.S. federal income tax liability under FIRPTA exceeds amounts withheld by us will be required to file a U.S. federal income tax return for the taxable year.

A non-U.S. stockholder that owns no more than 5% of our common stock at all times during the one-year period ending on the date of the distribution will not be subject to 35% FIRPTA withholding with respect to distributions that are attributable to gain from our sale or exchange of U.S. real property interests, provided that our common stock is regularly traded on an established securities market. Instead, any distributions made to such non-U.S. stockholder will be subject to the general withholding rules discussed above which generally impose a withholding tax equal to 30% of the gross amount of each distribution (unless reduced by treaty).

Although the law is not clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of the common stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under that approach, the non-U.S. stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom an amount equal to their proportionate share of the tax paid by us on the undistributed capital gains, and to receive from the Internal Revenue Service a refund to the extent their proportionate share of this tax paid by our company exceeds their actual United States federal income tax liability.

Sale of Common Stock. Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally would not be subject to United States taxation unless:

(1) the investment in our common stock is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

(2) the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

(3) our common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

Our common stock will not constitute a U.S. real property interest if we are a domestically controlled qualified investment entity. We will be a domestically controlled qualified investment entity if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. stockholders.

Because our common stock is publicly traded, we cannot guarantee that we are or will continue to be a domestically controlled qualified investment entity.

Even if we are a domestically controlled qualified investment entity, upon disposition of the our stock, a non-U.S. stockholder may be treated as having gain from the sale or exchange of a U.S. real property interest if the non-U.S. stockholder (1) disposes of an interest in our stock during the 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from sale or exchange of a U.S. real property interest and (2) acquires, enters into a contract or option to acquire, or is deemed to acquire, other shares of the Company’s stock within 30 days after such ex-dividend date. This rule does not apply if the exception for distributions to 5% or smaller holders of regularly traded classes of stock is satisfied.

Even if we do not qualify as a domestically controlled qualified investment entity at the time a non-U.S. stockholder sells its common stock, our stock sold by such stockholder would not be considered a U.S. real property interest if:

(1) the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

(2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Information reporting and backup withholding tax applicable to stockholders

U.S. Stockholders. In general, information reporting requirements will apply to payments of distributions on our common stock and payments of the proceeds of the sale of our common stock to some stockholders, unless an exception applies. Further, the payer will be required to withhold backup withholding tax at the rate of 28% if:

(1) the payee fails to furnish a taxpayer identification number, or TIN, to the payer or to establish an exemption from backup withholding;

(2) the Internal Revenue Service notifies the payer that the TIN furnished by the payee is incorrect;

(3) the payee fails to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

Some stockholders, including corporations, will be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s United States federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

Non-U.S. Stockholders. Generally, information reporting will apply to payments of distributions on our common stock, and backup withholding at a rate of 28% may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of Sun Communities common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. stockholder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. stockholder of our common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. stockholder’s foreign status and has no actual knowledge to the contrary.

Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury regulations varies depending on the stockholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Other tax consequences for Sun Communities and its stockholders

Our Company and its stockholders may be subject to state and local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of our Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

To the extent that we and the taxable REIT subsidiaries are required to pay federal, state or local taxes, we will have less cash available for distribution to stockholders.

Plan of Distribution

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to one or more purchasers;

•	through agents; or

•	through any other methods described in a prospectus supplement.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	any underwriting discounts, commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	and any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may also be sold in one or more of the following transactions, or in any transactions described in a prospectus supplement:

•	block transactions in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

•	purchase by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	a special offering, an exchange distribution or a secondary distribution in accordance with the rules of any exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities we may sell by any of the methods described above may be sold to the public, in one or more transactions, either:

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and

•	at negotiated prices.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Certain Legal Matters

The validity of the securities we are offering will be passed upon for us by Jaffe, Raitt, Heuer & Weiss, Professional Corporation, Southfield, Michigan (“JRHW”). JRHW has also acted as counsel for the Company on tax and certain other matters. Arthur A. Weiss, who is a director of the Company, is a member of our Board of Directors and a shareholder of JRHW.

Experts

The financial statements incorporated by reference in this Prospectus have been audited by Grant Thornton LLP, an independent registered public accounting firm, as indicated in their report with respect thereto (which report expressed an unqualified opinion and contained an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123(R)), and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in the affairs of the Company since the date hereof.

Prospectus

May 14, 2009

Sun Communities, Inc.

Debt Securities

Common Stock

Preferred Stock

Securities Warrants

Prospectus

4,000,000 Shares

Common Stock

PRELIMINARY PROSPECTUS SUPPLEMENT

January    , 2012

Citigroup

BofA Merrill Lynch